EXHIBIT 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

Dated as of November 15, 2005

By and Among

BAX HOLDING COMPANY,

BAX GLOBAL INC.,

THE BRINK’S COMPANY

and

DEUTSCHE BAHN AG

TABLE OF CONTENTS

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of November 15, 2005, among BAX HOLDING COMPANY, a Virginia corporation (“Seller”), BAX GLOBAL INC., a Delaware corporation (the “Company”), THE BRINK’S COMPANY, a Virginia corporation (“Parent”), and DEUTSCHE BAHN AG, a company organized under the laws of Germany (“Purchaser”) (this “Agreement”).

Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all the issued and outstanding shares of common stock, no par value (the “Shares”), of the Company, and Purchaser desires to cause certain of its subsidiaries to purchase from subsidiaries of Seller, and Seller desires to cause certain of its subsidiaries to sell to subsidiaries of Purchaser, the Foreign Shares.

Accordingly, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of Shares; Closing

SECTION 1.01. Purchase and Sale of the Shares; Foreign Share Transactions.

(a) On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.02), Seller shall cause its subsidiaries set forth on Schedule 1.01(a) to sell, transfer and deliver to the subsidiaries of Purchaser set forth on Schedule 1.01(a) all of the outstanding shares of capital stock (the “Foreign Shares”) of BAX Global (Canada) Ltd., BAX Global GmbH, a company organized under the laws of Germany, BAX Global Limited, a Hong Kong company, BAX Global Networks B.V., a company organized under the laws of The Netherlands, and BAX Global Holdings S.L., a company organized under the laws of Spain (the “Foreign Share Transactions”). The portion of the Purchase Price allocated to the Foreign Share Transactions will be as set forth on Schedule 1.01(a), and the aggregate payment in respect of the Foreign Share Transactions will immediately be distributed by dividends through the Company to Seller immediately prior to the Acquisition.

(b) On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares. The purchase and sale of the Shares is referred to in this Agreement as the “Acquisition”.

(c) The aggregate purchase price for the Acquisition and the Foreign Share Transactions shall be $1,120,000,000 (the “Purchase Price”), payable as set forth in Section 1.03 and subject to adjustment as provided in Section 1.04.

SECTION 1.02. Closing Date. The closing of the Acquisition (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction (or, to the extent permitted, the waiver) of those conditions), or at such other place, time and date as shall be agreed between Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Transactions To Be Effected at the Closing. At the Closing:

(a) Seller shall or shall cause its subsidiaries, as applicable, to deliver to Purchaser or its subsidiaries, as applicable, (i) certificates representing the Shares and the Foreign Shares (which delivery of the Foreign Shares shall be made in such jurisdictions as Seller may direct, provided that delivery in such jurisdictions results in no material incremental cost to Purchaser or its subsidiaries), duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer tax stamps, if any, affixed and (ii) such other documents as Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement; and

(b) Purchaser shall or shall cause its subsidiaries, as applicable, to deliver to Seller or its subsidiaries, as applicable, (i) payment, by wire transfer to bank account(s) designated in writing by Seller (such designation to be made at least two business days prior to the Closing Date), in immediately available funds of an amount equal to (A) the Purchase Price (B)(1) minus the absolute amount of Estimated Closing Net Debt, if Estimated Closing Net Debt is a negative number or (2) plus the absolute amount of Estimated Closing Net Debt, if Estimated Closing Net Debt is a positive number, and (C)(1) plus the absolute amount of the Estimated Working Capital Adjustment, if the Estimated Working Capital Adjustment is a positive number or (2) minus the absolute amount of the Estimated Working Capital Adjustment, if the Estimated Working Capital Adjustment is a negative number (such amount, the “Closing Date Amount”) and (ii) such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

(c) “Estimated Closing Net Debt” means the Closing Net Debt as set forth on the Estimated Closing Statement.

(d) The “Estimated Working Capital Adjustment” means Closing Working Capital as set forth on the Estimated Closing Statement, minus the WC Amount.

(e) Not later than two business days prior to the Closing Date, Parent will prepare and deliver to Purchaser a statement (the “Estimated Closing Statement”)

setting forth (i) Parent’s good faith estimates of Closing Net Debt and Closing Working Capital, in each case prepared in accordance with Section 1.04 and (ii) calculations of the Estimated Working Capital Adjustment and the Closing Date Amount.

SECTION 1.04. Purchase Price Adjustment. (a) Within 60 days after the Closing Date, Parent shall prepare and deliver to Purchaser a statement prepared in accordance with this Section 1.04 (the “Statement”), setting forth Net Debt (as defined in Section 1.04(d)) as of the Closing (“Closing Net Debt”) and Working Capital (as defined in Section 1.04(d)) as of the close of business on the Closing Date (“Closing Working Capital”).

(b) During the 60-day period following Purchaser’s receipt of the Statement, Purchaser and its independent auditors shall be permitted to review the working papers relating to the Statement. The Statement shall become final and binding upon the parties on the 60th day following delivery thereof, unless Purchaser gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical or factual errors or based on Closing Net Debt or Closing Working Capital not being calculated in accordance with this Section 1.04. If a Notice of Disagreement is received by Seller in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon Seller and Purchaser on the earlier of (A) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters specified in the Notice of Disagreement are finally resolved in writing by the Accounting Firm. During the 30-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period Seller and its auditors shall have access to the working papers of Purchaser’s auditors prepared in connection with the Notice of Disagreement. At the end of such 30-day period, Seller and Purchaser shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. The Accounting Firm shall be Deloitte & Touche LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. The Accounting Firm shall be instructed to render its determination of all matters submitted to it within 30 days following submission. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 1.04 shall be borne 50% by Seller and 50% by Purchaser. The fees and disbursements of Seller’s independent auditors incurred in connection with their review of the Statement and of any Notice of Disagreement shall be borne by Seller, and the fees and disbursements of Purchaser’s independent auditors incurred in connection with their review of the Statement and any Notice of Disagreement shall be borne by Purchaser.

(c) The Purchase Price shall be (i)(A) decreased by the absolute amount of Closing Net Debt, if Closing Net Debt is a negative number, or (B) increased by the absolute amount of Closing Net Debt, if Closing Net Debt is a positive number, and (ii) (A) increased by the amount by which Closing Working Capital exceeds $116,000,000 (the “WC Amount”) or (B) decreased by the amount by which Closing Working Capital is less than the WC Amount (the Purchase Price as so increased or decreased shall hereinafter be referred to as the “Adjusted Purchase Price”). If the Closing Date Amount is less than the Adjusted Purchase Price, Purchaser shall, and if the Closing Date Amount is more than the Adjusted Purchase Price, Seller shall, within three business days after the Statement becomes final and binding on the parties, make payment by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

(d) The term “Working Capital” means Current Assets minus Current Liabilities. The terms “Current Assets” and “Current Liabilities” mean the consolidated current assets and consolidated current liabilities, respectively, of the Company and its consolidated Subsidiaries, as defined and set forth in Exhibit A. The term “Net Debt” shall have the meaning and line items set forth in Exhibit A. Each of Closing Working Capital and Closing Net Debt shall be prepared in accordance with United States generally accepted accounting principles consistently applied (“GAAP”), as modified by the principles set forth in Exhibit A. The foregoing principles are referred to in this Agreement as the “Balance Sheet Principles”. In no event shall any actions taken by Purchaser or the Company following the Closing with respect to the accounting books and records of the Company on which the Statement is to be based that are not consistent with the past practices of the Company (including changes in any reserve or other account) be considered in the determination of, or otherwise have any effect on, Closing Net Debt or Closing Working Capital. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether such calculations were done in accordance with this Section 1.04, and whether there were factual or mathematical errors in the Statement, and the Accounting Firm is not to make any other determination. Without limiting the generality of the foregoing, the Accounting Firm is not authorized or permitted to make any determination as to the accuracy of Section 3.05 or any other representation or warranty in this Agreement or as to compliance by the Company, Parent or Seller with any of its covenants in this Agreement (other than in this Section 1.04). Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm, in connection with its arbitration of any dispute under this Section 1.04 shall not be admissible in evidence in any suit, action or proceeding between the parties other than to the extent necessary to enforce payment obligations under Section 1.04(c).

(e) During the period of time from and after the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 1.04, Purchaser shall afford, and shall cause the Company to afford, to Parent and any accountants, counsel or financial advisers retained by Parent in connection with any adjustment to the Purchase Price contemplated by this Section 1.04 reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Company and the Subsidiaries relevant to the adjustment contemplated by this Section 1.04.

ARTICLE II

Representations and Warranties
Relating to Seller, Parent and the Shares

Seller and Parent, jointly and severally, hereby represent and warrant to Purchaser, as of the date of this Agreement, as follows:

SECTION 2.01. Organization, Standing and Power. Each of Seller and Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of Seller and Parent has made available to Purchaser true and complete copies of its certificate or articles of incorporation and by-laws, in each case as amended through the date of this Agreement.

SECTION 2.02. Authority; Execution and Delivery; Enforceability. Each of Seller and Parent has full power and authority to execute this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement (the “Ancillary Agreements”) to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by each of Seller and Parent of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by each of Seller and Parent of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Each of Seller and Parent has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 2.03. No Conflicts; Consents. Except as set forth on Schedule 2.03(a), the execution and delivery by each of Seller and Parent of this Agreement do not, the execution and delivery by each of Seller and Parent of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller and Parent with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (as defined in Section 3.06) upon any of the properties or assets of Seller or Parent under, any provision of (i) the certificate or articles of incorporation or by-laws of Seller or Parent, (ii) any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (a “Contract”) to which Seller or Parent is a party or by which any of their respective properties or assets is bound or (iii) any judgment, order or decree (“Judgment”) or statute, law, ordinance, rule or regulation (“Applicable Law”) applicable to Seller or Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect (A) on the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, (B) on the ability of Seller or Parent to perform their respective obligations under this Agreement and the Ancillary Agreements or (C) on the ability of Seller or Parent to consummate the Acquisition and the other transactions contemplated hereby (a “Seller Material Adverse Effect”). No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to Seller or Parent in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), as applicable, and any applicable foreign antitrust or trade regulation laws, including the laws of the European Union, (B) compliance with and filings under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (C) compliance with and filings under applicable United States transportation regulations (collectively, the “Federal Transportation Regulations”), (D) consents required pursuant to the agreements for services with Governmental Entities set forth on Schedule 2.03(b) and (E) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements.

SECTION 2.04. The Shares. Seller has good and valid title to the Shares, free and clear of all Liens (as defined in Section 3.06). Assuming Purchaser has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Purchaser at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Purchaser, and upon Seller’s receipt of the Closing Date Amount, good and valid title to the Shares will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its affiliates. Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

ARTICLE III

Representations and Warranties
Relating to the Company

Seller and Parent, jointly and severally, hereby represent and warrant to Purchaser, as of the date of this Agreement, as follows:

SECTION 3.01. Organization and Standing; Books and Records. (a) Each of the Company and the Subsidiaries (as defined below) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, which jurisdiction is set forth in Schedule 3.01. Each of the Company and the Subsidiaries has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect (i) on the business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, (ii) on the ability of the Company to perform its obligations under this Agreement and the Ancillary Agreements or (iii) on the ability of Seller or the Company to consummate the Acquisition and the other transactions contemplated hereby (a “Company Material Adverse Effect”); provided that, for all purposes of this Agreement, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (A) any change or disruption relating to United States or foreign economies in general, (B) any change or disruption in the Company’s and the Subsidiaries’ industries in general to the extent that it does not have a disproportionate effect (relative to other persons who are in the same industries) on the Company and the Subsidiaries, taken as a whole, (C) any change or disruption to the Company’s and the Subsidiaries’ business as a result of the announcement of or other publicity regarding the possible sale of the Company and (D) any change or disruption to the Company’s and the Subsidiaries’ business as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby. Each of the Company and the Subsidiaries is duly licensed or qualified to do business and in good standing as a corporation, foreign corporation, limited liability company or other legal entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such licensing or qualification necessary, except such jurisdictions where the failure to be so licensed or qualified and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The term “Subsidiary” means each direct or indirect subsidiary of the Company (including such entities organized under the laws of non-U.S. jurisdictions).

(b) The Company has made available to Purchaser true and complete copies of (i) the certificate of incorporation and by-laws, each as in effect on the date hereof, of the Company and (ii) the comparable governing instruments, each as in effect on the date hereof, of each Subsidiary. The stock certificate and transfer books of the Company and, if applicable, the comparable records of each Subsidiary, are true and complete in all material respects, and the minute books of the Company and, if applicable, the comparable records of each Subsidiary, are true and complete in all material respects.

(c) Schedule 3.01(c) sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.

SECTION 3.02. Capital Stock of the Company and the Subsidiaries. (a) The authorized capital stock of the Company consists of 20,000 shares of Common Stock, no par value, of which 8,000 shares, constituting the Shares, are issued and outstanding. Except for the Shares, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. Schedule 3.01(c) sets forth for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock. Except as set forth in Schedule 3.01(c), there are no shares of capital stock or other equity securities of any Subsidiary issued, reserved for issuance or outstanding. The Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the certificate of incorporation or by-laws of the Company or any Contract to which the Company is a party or otherwise bound. All the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote (“Voting Company Debt”). Except as set forth on Schedule 3.02(a), there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Subsidiary to issue, grant or enter into any such option, warrant, right, security, “phantom” stock right, stock appreciation right, stock-based performance unit, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Shares. There are not any outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary.

(b) Except for its interests in the Subsidiaries and except for the ownership interests set forth in Schedule 3.02(b), the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest or any right (contingent or otherwise) to acquire the same.

SECTION 3.03. Authority; Execution and Delivery; Enforceability. The Company has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by the Company of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. The Company has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.04. No Conflicts; Consents. Except as set forth on Schedule 3.04(a), the execution and delivery by Seller and the Company of this Agreement do not, the execution and delivery by Seller or the Company of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller and the Company with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary under, any provision of (i) the certificate of incorporation or by-laws of the Company or comparable governing instruments of any Subsidiary, (ii) any Contract to which the Company or any Subsidiary is a party or by which any of their respective properties or assets is bound (other than freight forwarding and transportation agreements for which the customer has no volume commitments) or (iii) any Judgment or Applicable Law applicable to the Company or any Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 3.04(a), no material Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (I) compliance with and filings under the HSR Act, as applicable, and any applicable foreign antitrust or trade regulation laws, including the laws of the European Union, (II) compliance with and filings under Section 13(a) of the Exchange Act, (III) compliance with and filings under the Federal

Transportation Regulations, (IV) consents required pursuant to the agreements for services with Governmental Entities set forth on Schedule 3.04(b) and (V) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements. This Section 3.04 does not relate to matters with respect to Taxes, which are the subject of Section 3.12, or to matters with respect to employee benefits, which are the subject of Section 3.14.

SECTION 3.05. Financial Statements. (a) Schedule 3.05(a) sets forth (i) the audited financial statements of the Company and the Subsidiaries on a consolidated basis for the year as of and ended December 31, 2004 (together with all notes and schedules thereto and the independent auditors’ report of KPMG thereon, the “Audited Financial Statements”), (ii) the unaudited financial statements of the Company and the Subsidiaries on a consolidated basis for the nine-month period as of and ended September 30, 2005 (the balance sheet dated as of such date, the “Balance Sheet”, and the financial statements referred to in clauses (i) and (ii), the “Financial Statements”). The Financial Statements have been prepared in conformity with GAAP (except as described in the notes to the Audited Financial Statements, and except for the absence of footnotes and schedules and the lack of adjustments relating to the Company and its Subsidiaries as a “stand alone” consolidated entity in the September 30, 2005, unaudited financial statements) and on that basis fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods indicated. Intercompany transactions between the Company and its Subsidiaries have been properly eliminated in the Financial Statements in accordance with GAAP and have not resulted in any out of balance amounts in the underlying assets and liabilities reflected in the Financial Statements that are material to the Company and its Subsidiaries, taken as a whole.

(b) The Company and the Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect except (i) as disclosed, reflected or reserved against in the Financial Statements and the notes thereto, (ii) for items set forth in Schedule 3.05(b), (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement and (iv) for Taxes. This representation shall not be deemed breached as a result of a change in law after the Closing Date.

(c) The registration statements, reports and proxy statements filed by Parent with the Securities and Exchange Commission since December 31, 2004, and other such documents that Parent may file after the date hereof until the Closing (the “Parent SEC Reports”), did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading (except that information filed as of a later date (but before the Closing Date) will be deemed to modify information as of an earlier date).

SECTION 3.06. Assets Other than Real Property Interests or Intellectual Property. (a) The Company or a Subsidiary has good and valid title to all the material assets reflected on the Balance Sheet or thereafter acquired, other than those set forth in Schedule 3.06 or otherwise disposed of since the date of the Balance Sheet, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, condemnation proceedings, restrictions or encumbrances of any kind (collectively, “Liens”), except (i) such Liens as are set forth in Schedule 3.06, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes that are not due and payable or that may thereafter be paid without penalty, (iii) Liens that secure obligations that are reflected as liabilities on the Balance Sheet or the existence of which is referred to in the notes to the Balance Sheet and (iv) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Subsidiaries as presently conducted (the Liens described above, together with the Liens referred to in clauses (ii) through (vi) of Section 3.07, are referred to collectively as “Permitted Liens”).

(b) This Section 3.06 does not relate to real property or interests in real property, such items being the subject of Section 3.07, or to Intellectual Property, such items being the subject of Section 3.08.

(c) At the Closing, the properties, assets and rights of the Company and the Subsidiaries (taken together with the services provided by Parent and its subsidiaries (other than the Company and the Subsidiaries) to the Company and the Subsidiaries prior to Closing) will constitute all such properties, assets and rights as are necessary in the conduct of the business of the Company and the Subsidiaries consistent with past practice.

SECTION 3.07. Real Property. Schedule 3.07 sets forth, as of the date of this Agreement, a complete list of all real property and interests in real property owned in fee by the Company or any Subsidiary (individually, an “Owned Property”). Schedule 3.07 sets forth, as of the date of this Agreement, a complete list of all real property and interests in real property leased by the Company or any Subsidiary, except for leases of real property of 30,000 square feet or less used primarily for warehousing facilities (individually, a “Leased Property”). The Company or a Subsidiary has good and insurable fee title to all Owned Property and good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Company Property”), in each case free and clear of all Liens, except (i) Liens described in clause (ii), (iii) or (iv) of Section 3.06(a), (ii) such Liens as are set forth in Schedule 3.07, (iii) leases, subleases and similar agreements set forth in Schedule 3.07, (iv) easements, covenants, rights-of-way and other similar restrictions of record, (v) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property and (vi) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which the Company or any Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions. None of the items set forth in clause (vi) above, individually or in the aggregate, materially impairs or would reasonably be expected to materially impair the continued use and operation of the Company Property to which they relate in the conduct of the business of the Company and the Subsidiaries as presently conducted.

SECTION 3.08. Intellectual Property. (a) Schedule 3.08 sets forth, as of the date of this Agreement, a true and complete list of all material Intellectual Property (as defined in Section 3.08(c)), owned or used by or licensed to the Company or any Subsidiary. The Intellectual Property set forth on Schedule 3.08 is referred to in this Agreement as the “Company Intellectual Property”. Except as set forth in Schedule 3.08 and except in such cases that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Subsidiary is the sole and exclusive owner of, and the Company and the Subsidiaries have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all the Company Intellectual Property that is owned by the Company or a Subsidiary, and the consummation of the Acquisition and the other transactions contemplated hereby does not and will not conflict with, alter or impair any such rights, and (ii) during the past three years none of Seller, the Company and the Subsidiaries has received any written communication from any person asserting any ownership interest in any Company Intellectual Property.

(b) None of Seller, the Company and the Subsidiaries has granted any license of any kind relating to any Company Intellectual Property or the marketing or distribution thereof, except nonexclusive licenses granted in the ordinary course of business and exclusive licenses relating to the development of Intellectual Property specifically for a customer and licenses to such customer in the ordinary course of business. None of Seller, the Company and the Subsidiaries is bound by or a party to any option, license or similar Contract relating to the Intellectual Property of any other person for the use of such Intellectual Property in the conduct of the business of the Company and the Subsidiaries that is material to the conduct of the business of the Company and the Subsidiaries as presently conducted, except as set forth in Schedule 3.08 and except for so-called “shrink-wrap” license agreements relating to computer software licensed to the Company or a Subsidiary in the ordinary course of business. The conduct of the business of the Company and the Subsidiaries as presently conducted does not violate, conflict with or infringe the Intellectual Property of any other person, except for such violations, conflicts or infringements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 3.08, no claims are pending or, to the knowledge of Seller and the Company, threatened, as of the date of this Agreement, against the Company or any Subsidiary by any person with respect to the ownership, validity, enforceability, effectiveness or use in the business of the Company and the Subsidiaries of any Intellectual Property, except for such claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) In this Agreement:

“Intellectual Property” means any patent (including all reissues, divisions, continuations and extensions thereof), patent application, patent right, trademark, trademark registration, trademark application, servicemark, trade name, business name, brand name, copyright, copyright registration, design, design registration, Company Mark (as defined in Section 5.19) or any right to any of the foregoing.

SECTION 3.09. Contracts. (a) Except as set forth in Schedule 3.09, as of the date of this Agreement, neither the Company nor any Subsidiary is a party to or bound by any:

(i) employment agreement or employment contract that provides for annual cash compensation in excess of $100,000 and is not terminable by the Company or a Subsidiary by notice of not more than 90 days for a cost of less than $50,000;

(ii) contracts or agreements that contain a covenant not to compete in any line of business or with any person or in any geographic area or during any period of time;

(iii) Contract (other than this Agreement) with (A) Seller or any affiliate of Seller (other than the Company or a Subsidiary) or (B) any officer or director of the Company, a Subsidiary, Seller or any affiliate of Seller (other than employment agreements covered by clause (i) above);

(iv) lease, sublease or similar Contract with any person (other than the Company or a Subsidiary) under which the Company or a Subsidiary is a lessor or sublessor of, or makes available for use to any person (other than the Company or a Subsidiary), (A) any Company Property that is material to the conduct of the business of the Company and the Subsidiaries as presently conducted or (B) any portion of any premises otherwise occupied by the Company or a Subsidiary, except for leases of real property of 10,000 square feet or less used primarily for warehousing facilities;

(v) lease, sublease or similar Contract with any person (other than the Company or a Subsidiary), including any aircraft lease, under which (A) the Company or a Subsidiary is lessee of, or holds or uses, machinery, equipment, any vehicle or other tangible personal property owned by any person or (B) the Company or a Subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company or a Subsidiary, in any such case which provides for a future liability or receivable, as the case may be, in excess of $100,000 annually and is not terminable by the

Company or a Subsidiary by notice of not more than 90 days for a cost of less than $25,000;

(vi) Contract under which the Company or a Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than the Company or a Subsidiary) or any other note, bond, debenture or other evidence of indebtedness of the Company or a Subsidiary (other than in favor of the Company or a Subsidiary), in each case other than (A) indebtedness owed to Parent or any subsidiary of Parent (other than the Company or a Subsidiary) to be discharged on or prior to Closing and of a type listed on Schedule 3.18(b) and (B) trade payables arising in the ordinary course of business;

(vii) Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any person, other than the Company or a Subsidiary, has guaranteed indebtedness, liabilities or obligations of the Company or a Subsidiary or (B) the Company or a Subsidiary has guaranteed indebtedness, liabilities or obligations of any person, other than the Company or another Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(viii) Contract under which the Company or a Subsidiary has made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or a Subsidiary and other than extensions of trade credit and other advances of operating expenses in the ordinary course of business);

(ix) Contract for the sale of any asset of the Company or a Subsidiary (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any such asset or requiring the consent of any party to the transfer thereof, other than any such Contract entered into in the ordinary course of business and not in violation of this Agreement;

(x) commercial Contract with any U.S. federal Governmental Entity (excluding requests for bids and shipments pursuant thereto and bills of lading) and any other material commercial Contract with a Governmental Entity;

(xi) currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xii) Contract for any joint venture, partnership or similar arrangement;

(xiii) Contract providing for the services of any dealer, distributor, non-employee sales representative, franchisee or similar representative involving annual payments in excess of $100,000 by the Company or a Subsidiary;

(xiv) Contract with respect to which the Company or any of its Subsidiaries has a liability or obligation of at least $3,000,000 in any year during the term of such Contract (other than purchase orders entered into in the ordinary course of business consistent with past practice);

(xv) Contract involving remediation or abatement of environmental issues; or

(xvi) Contract relating to the supply of aircraft, crew, maintenance and insurance, any air charter Contract or any similar Contract for a term of six months or more involving a firm commitment, and any block space agreement entered into outside the ordinary course of business, in each case for aggregate payments of at least $250,000.

(b) As of the date hereof, to the actual knowledge (without inquiry) of each of the executive sponsors set forth on Schedule 3.09(b), none of the Company’s Significant Customers has advised the Company or any Subsidiary that it intends to (i) terminate its worldwide business relationship with the Company and its Subsidiaries, taken in the aggregate, or (ii) materially reduce the goods sold or services provided by the Company and its Subsidiaries to such Significant Customer, determined on an aggregate, worldwide basis.

(c) Except as set forth in Schedule 3.09, all Contracts set forth in Schedule 3.09 (the “Company Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary in accordance with their terms, except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; provided that any transfer or assignment of any aircraft lease by the Company to a Subsidiary was and is effective and was validly transferred or assigned in accordance with the terms of such lease. Except as set forth in Schedule 3.09, the Company or the applicable Subsidiary has performed all material obligations required to be performed by it through the date of this Agreement under the Company Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Seller and the Company, no other party to any Company Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. None of Seller, the Company and the Subsidiaries has, except as disclosed in Schedule 3.09, received any notice of the intention of any party to terminate any Company Contract (other than freight forwarding and transportation agreements). Complete and correct copies of all Company Contracts, together with all modifications and amendments thereto, have been made available to Purchaser, other than any such Company Contracts described in clause (i) of Section 3.09(a) that (i) are with employees domiciled in countries in which employment agreements are required by Applicable Law and (ii) the Company, a Subsidiary, Parent or any affiliate of Parent other than the Company and the Subsidiaries (an “Other Parent Affiliate”) is prohibited from disclosing to Purchaser as the result of Applicable Laws relating to the safeguarding of data privacy.

SECTION 3.10. Permits. (a) Schedule 3.10 sets forth, as of the date of this Agreement, all certificates, licenses, permits, authorizations and approvals (“Permits”) issued or granted to the Company or a Subsidiary that are material to the conduct of the business of the Company and the Subsidiaries, taken as a whole, as presently conducted. Except as set forth in Schedule 3.10, (i) all such Permits are validly held by the Company or a Subsidiary, and the Company or the applicable Subsidiary has complied in all material respects with all terms and conditions thereof and (ii) during the past three years, none of Seller, the Company and the Subsidiaries has received notice of any claim, suit, action, arbitration, inquiry, investigation or proceeding by or before any Governmental Entity (a “Proceeding”) relating to the revocation or modification of any such Permits.

(b) The Company and the Subsidiaries possess or have applied for all Permits to own or hold under lease and operate their respective assets and to conduct the business of the Company and the Subsidiaries as currently conducted, other than such Permits the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The provisions of Sections 3.10(a) and (b) above do not apply to Permits that may be required under any Environmental Law, which are governed for purposes of this Agreement by Section 3.16(b).

(d) Other than Air Transport International, LLC, a Nevada limited liability company (“ATI”), or as set forth on Schedule 3.10(d), neither the Company nor any Subsidiary owns or leases any aircraft or any Certificates of Convenience and Necessity issued under Section 41101 or 41103 of the Federal Aviation Act by the U.S. Department of Transportation or any predecessor or successor agency thereto.

SECTION 3.11. Insurance. The insurance policies and self insurance programs maintained with respect to the Company and the Subsidiaries and their respective assets and properties are set forth, as of the date of this Agreement, on Schedule 3.11. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments and adjustments in respect of self-insured general liability and automobile liability fronting programs and self-insured workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

SECTION 3.12. Taxes. (a) For purposes of this Agreement:

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Post-Closing Tax Period” shall mean any taxable period that begins after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Tax” or “Taxes” shall mean (i) all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties, fees, levies, imposts or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts, and (ii) all amounts payable pursuant to any agreement or arrangement with respect to Taxes, including any liability for the payment of any Tax (A) as a result of being a member of a consolidated, combined, unitary or affiliated group that includes any other person, (B) by reason of any obligation to indemnify or otherwise assume or succeed to the liability of any other person for Taxes, including a tax sharing, tax indemnity or similar agreement, and (C) by reason of transferee or successor liability, whether imposed by law, contractual arrangement or otherwise.

“Taxing Authority” shall mean any domestic, foreign, Federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Tax Return” or “Tax Returns” shall mean all returns, elections, claims for refund, declarations of estimated tax payments, reports, estimates, information returns, statements and forms (and any amendments thereof), including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

(b) Except as set forth in Schedule 3.12, (i) the Company and each Subsidiary, and any affiliated group, within the meaning of Section 1504 of the Code, or other consolidated, combined or unitary group, in each case, of which the Company or any Subsidiary is or has been a member, has filed or caused to be filed by the due date thereof (taking into account any applicable extension periods) all material Tax Returns required to be filed by the Code or by applicable state, local or foreign Tax laws, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes required to be shown on such Tax Returns, and all other material Taxes for which the Company or any Subsidiary is or might otherwise be liable, have been timely paid in full or will be timely paid in full or disputed by the due date thereof in good faith and by appropriate proceedings diligently conducted, (iii) there are no material Liens for Taxes with respect to any of the assets or properties of the Company or any Subsidiary other than Liens for Taxes that are not due and payable or that may thereafter be paid without penalty and (iv) no claim in writing has been made by a Taxing Authority in the previous six years in a jurisdiction in which Tax Returns with respect to the Company or any Subsidiary are not currently filed that such filings may be required or that the Company or any Subsidiary may be subject to taxation by that jurisdiction.

(c) Except as set forth on Schedule 3.12, no material Tax Return of the Company, any Subsidiary or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or has ever been a member is under audit or examination by any Taxing Authority, and no written notice of such an audit or examination has been received.

(d) Except as set forth in Schedule 3.12, (i) each material deficiency resulting from any completed audit or examination relating to Taxes of the Company or any Subsidiary by any Taxing Authority has been timely paid, (ii) no material adjustment relating to the Tax Returns of the Company, any Subsidiary or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary has been a member has been proposed in writing by any Taxing Authority and (iii) there are no pending actions for the assessment, adjustment, reassessment or collection of any material amount of Taxes against the Company or any Subsidiary or any other member of such group.

(e) Except as set forth in Schedule 3.12, neither the Company nor any Subsidiary is party to or bound by any income Tax allocation, indemnity or sharing agreement.

(f) Except as set forth in Schedule 3.12, (i) there are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation for the assessment and collection of any Taxes applicable to any material Tax Returns required to be filed with respect to the Company or any Subsidiary and (ii) no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company or any Subsidiary.

(g) Except as set forth in Schedule 3.12, the Company and the Subsidiaries have complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by Applicable Law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under Applicable Laws.

(h) None of Seller or any of the Subsidiaries designated as selling entities on Schedule 1.01(a) is a “foreign person” within the meaning of Section 1445 of the Code and none of the Company or any Subsidiary has been a passive foreign investment company within the meaning of Section 1296 of the Code.

(i) The Company or the Subsidiaries have not engaged in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(j) (i) Schedule 3.12(j) sets forth each Subsidiary that is a United States person within the meaning of Section 7701(a)(30) of the Code (each, a “Domestic Subsidiary”), (ii) the Company and each Domestic Subsidiary are members of an “affiliated group” within the meaning of Section 1504(a) of the Code and Parent is the “common parent” of such affiliated group and (iii) Parent has filed a consolidated U.S. federal income Tax Return with the Company and each of the Domestic Subsidiaries as members for the taxable year ending December 31, 2004.

(k) (i) Schedule 3.12(k)(i) sets forth each Subsidiary that is wholly-owned, either directly or indirectly, by the Company that is treated as an entity disregarded as separate from its owner for U.S. federal income Tax purposes, and (ii) Schedule 3.12(k)(ii) sets forth each Subsidiary (other than a Domestic Subsidiary) that is treated as a C corporation for U.S. federal income Tax purposes (each, a “Foreign Subsidiary”).

(l) Except as set forth in Schedule 3.12(l), neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any transaction (including any adjustment pursuant to Section 481(a) of the Code) the economic benefit of which has been realized prior to the Closing or (ii) by virtue of any closing agreement with any Taxing Authority.

(m) Except as set forth in Schedule 3.12(m), Parent has made, or caused to be made, available to Purchaser true and correct copies of all material Tax Returns of the Company and the Subsidiaries filed for the taxable periods ending on or after December 31, 2002.

(n) ATI (and any of its predecessors) is and has been at all times while owned by Seller or its affiliates classified as a “partnership” or treated as an entity disregarded as separate from its owner for U.S. Federal income tax purposes and will continue to be so treated up to and including the Closing Date.

SECTION 3.13. Proceedings. Except as set forth in Schedule 3.13, there is no pending or, to the knowledge of Seller and the Company, threatened Proceeding against the Company or any Subsidiary for damages in an amount greater than $500,000 that is not covered by insurance, or that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 3.13, neither the Company nor any Subsidiary is a party or subject to or in default under any Judgment, other than for such Judgments that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company

Material Adverse Effect. Except as set forth in Schedule 3.13, as of the date of this Agreement, there is not any Proceeding or claim by the Company or any Subsidiary pending, or which the Company or any Subsidiary intends to initiate, against any other person, other than claims of $25,000 or less. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.12.

SECTION 3.14. Benefit Plans. (a) Each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, arrangement, agreement, contract or policy (written or oral) relating to stock options, stock purchases, deferred compensation, severance, retirement, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company, the Subsidiaries, Parent or the Other Parent Affiliates, or to which any of the foregoing is a party, for the benefit of any current or former employee of the Company or the Subsidiaries (each such current or former employee, a “Business Employee”), other than any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”) or any plans, arrangements, agreements, contracts or policies mandated by Applicable Law is herein referred to as a “Parent Benefit Plan”. Each Parent Benefit Plan or portion thereof (i) sponsored by the Company or any Subsidiary, (ii) that Purchaser or any of its affiliates has explicitly agreed to assume pursuant to this Agreement or (iii) that Purchaser or any of its affiliates is required to assume under Applicable Law or any collective bargaining agreement listed in Schedule 3.17(a), is referred to herein as an “Assumed Benefit Plan”. Schedule 3.14 contains a list, as of the date of this Agreement, of each material Parent Benefit Plan. The Company has delivered or made available to Purchaser true, complete and correct copies (or, where unwritten, material details) of (A) each material Parent Benefit Plan, other than any Parent Benefit Plans that the Company is prohibited from delivering or making available to Purchaser as the result of Applicable Laws relating to the safeguarding of data privacy, (B) each trust or other funding arrangement, if any, with respect to each material Assumed Benefit Plan, (C) the most recent annual report on Form 5500 (including all schedules and attachments thereto) filed with the U.S. Internal Revenue Service (the “IRS”) with respect to each Assumed Benefit Plan (if any such report was required by Applicable Law), (D) the most recent summary plan description (or similar document) and summary of material modifications, if any, for each material Parent Benefit Plan for which a summary plan description is required by Applicable Law, (E) the most recently received determination letter from the IRS for each material Assumed Benefit Plan, if applicable, and (F) the most recently prepared actuarial valuation report and audited financial statements in connection with each such Assumed Benefit Plan for which such actuarial valuation report or audited financial statements were required to be prepared under Applicable Law.

(b) Each Assumed Benefit Plan has been administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, all other Applicable Laws and the terms of all applicable collective bargaining agreements, except where the failure to be so administered, individually or in the aggregate, has not had and would not reasonably be expected to have a Company

Material Adverse Effect. There are no investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Assumed Benefit Plans) or Proceedings pending or, to the knowledge of Seller and the Company, threatened against or involving any Assumed Benefit Plan or asserting any rights to or claims for benefits under any Assumed Benefit Plan that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(c) No Assumed Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. As of the date of this Agreement, neither the Company nor any Subsidiary has incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business), including any material liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the complete or partial withdrawal from any Multiemployer Plan or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) to which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA and, to the knowledge of Seller and the Company, no circumstances exist that would be reasonably likely to result in the incurrence of any such material liability from the date of this Agreement through the Closing Date. Except as set forth in Schedule 3.14(c), on or following the consummation of the transactions contemplated by this Agreement, none of the Company or any Subsidiary would reasonably be expected to incur any liability under Title IV of ERISA as a result of being treated as a single employer with Parent or the Other Parent Affiliates for purposes of Section 414(b), (c), (m) or (o) of the Code or Section 4212(c) or 4069 of ERISA. On or following the consummation of the transactions contemplated by this Agreement, none of the Company or any Subsidiary would reasonably be expected to incur any liability under any Applicable Laws of the United Kingdom with respect to any pension or retirement scheme, plan or arrangement maintained or contributed to by Parent or its affiliates that is not an Assumed Benefit Plan.

(d) Each Assumed Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter on a timely basis from the IRS covering all provisions of the Code applicable to such Assumed Benefit Plan for which determination letters are currently available that such Assumed Benefit Plan is so qualified and each trust established in connection with such Assumed Benefit Plan that is intended to be exempt from U.S. federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt and, to the knowledge of Seller and the Company, no fact or event has occurred or is reasonably likely to occur since the date of such determination letter or letters that would reasonably be expected to adversely affect the qualified status of any such Assumed Benefit Plan or the exempt status of any such trust that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Solely for purposes of this Section 3.14(d), the term “Assumed Benefit Plan” shall be deemed to include the Parent 401(k) Plan.

(e) Except as set forth in Schedule 3.14(e), as provided in this Agreement, as required by Applicable Law or as would not reasonably be expected to result in material liability to the Company or any Subsidiary, none of the Assumed Benefit Plans obligates the Company or any Subsidiary to pay separation, severance, termination or similar benefits as a result of the consummation of the transactions contemplated by this Agreement (either alone or together with any subsequent event).

(f) Except as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no current or former independent contractor of the Company or any Subsidiary should be reclassified under Applicable Law as a Business Employee.

(g) With respect to each Assumed Benefit Plan that is maintained for the benefit of any Business Employees primarily based outside the United States (including Puerto Rico), other than plans, arrangements or policies mandated by Applicable Law, or maintained pursuant to standard local custom or practice for companies in the same industry as the Company or any Subsidiary (each, a “Non-U.S. Benefit Plan”), except as set forth in Schedule 3.14(g) or as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Applicable Law or the terms of such Non-U.S. Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices; and

(ii) each Non-U.S. Benefit Plan required under Applicable Law to be registered has been registered with the applicable regulatory authorities and has been maintained in good standing with such regulatory authorities.

SECTION 3.15. Absence of Changes or Events. Except as set forth in Schedule 3.15, since the date of the Balance Sheet there has not been any change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or a Seller Material Adverse Effect. Except as set forth in Schedule 3.15, since the date of the Balance Sheet, the business of the Company and the Subsidiaries has been conducted in the ordinary course and in substantially the same manner as previously conducted.

SECTION 3.16. Compliance with Applicable Laws. (a) Except as set forth in Schedule 3.16(a), the Company and the Subsidiaries are in compliance with all Applicable Laws, including Applicable Laws relating to escheat or other disposition or abandoned or unclaimed money or other property, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 3.16(a) does not relate to matters with respect to Taxes, which are the subject of Section 3.12, to matters with respect to employee benefits, which are the subject of Section 3.14, to environmental matters, which are the subject of Section 3.16(b), or to employee and labor matters, which are the subject of Section 3.17.

(b) (i) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) the Company and the Subsidiaries are, and, except for any resolved non-compliance that is not the subject of any on-going, pending or future cost, obligation or liability, have been, in compliance with all Environmental Laws and Environmental Permits, (B) the Company and the Subsidiaries hold all Environmental Permits required for the Company and the Subsidiaries to conduct their respective businesses as currently conducted and (C) neither the Company nor any Subsidiary is conducting or funding, or is otherwise responsible for, any Remedial Action relating to any Release or threatened Release at any Company Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Entity or the requirements of any Environmental Law or Environmental Permit.

(ii) Except as set forth on Schedule 3.16(b), there are no Environmental Claims pending or, to the knowledge of Seller, threatened against the Company or any Subsidiary, or with respect to which any Company Property is the subject, including with respect to any off-site disposal, storage, treatment or recycling location presently or formerly used by the Company or any Subsidiary or with respect to any previously owned, leased, used or operated facilities.

(iii) Seller has made available to Purchaser copies of any material environmental assessments in its custody and control relating to the Company, any Subsidiary or any Company Property.

The term “Environmental Claims” means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials, including any exposure or alleged exposure to Hazardous Materials.

The term “Environmental Laws” means all legally binding Judgments and Applicable Laws issued, promulgated or entered into by or with any Governmental Entity, any judicial or administrative interpretation thereof, and any common law relating to the environment, preservation or reclamation of or damages to natural resources, or to the protection of human health as it relates to the environment, or to the management, use, handling, transportation treatment, storage, or Release of Hazardous Materials.

The term “Environmental Permit” means any Permit or identification number required under any applicable Environmental Law.

The term “Hazardous Materials” means (1) any radioactive materials or wastes, petroleum (including crude oil or any fraction thereof), asbestos or asbestos containing materials, poly-chlorinated biphenyls and toxic mold and (2) any other wastes, materials, chemicals or substances regulated pursuant to, or with respect to which liability may be imposed under, any Environmental Law.

The term “Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Material in, into, onto, or through the environment (including ambient air (including so-called soil air), surface water, ground water (including so-called strata water), soils, land surface, subsurface strata or sediment) or within any building, structure, facility or fixture.

The term “Remedial Action” means all action to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the environment, (ii) restore or reclaim the environment or natural resources, (iii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring on, about or in any real property.

SECTION 3.17. Employee and Labor Matters. (a) Except as set forth in Schedule 3.17(a) or as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, the Subsidiaries, Parent or the Other Parent Affiliates is a party to any collective bargaining agreement or other labor union contract or any agreement with any works council, European works council or other employee representative body applicable to all or any Business Employees. Except as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no labor organization representing any Business Employees has made a written demand against the Company, any Subsidiary, Parent or any Other Parent Affiliate for recognition of a collective bargaining unit or establishment of a works council or other employee representative body, and there are no representation proceedings or written petitions seeking a representation proceeding presently pending against the Company, any Subsidiary, Parent or any Other Parent Affiliate involving any Business Employees.

(b) Except as set forth on Schedule 3.17(b), there is no unfair labor practice, charge or complaint or other proceeding pending or, to the knowledge of Seller and the Company, threatened against the Company or any Subsidiary before the National Labor Relations Board or any similar sovereign state or local agency, except for any such practice, charge, complaint or proceeding that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as set forth in Schedule 3.17(c), there is no labor strike, slowdown, work stoppage, lockout or other labor dispute pending, or, to the knowledge of Seller and the Company, threatened, against or affecting the Company or any Subsidiary, nor has there been any such activity within the past 36 months, in each case except as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Schedule 3.17(d) or as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining agreement or union contract and (ii) there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract.

(e) Except as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Subsidiaries are each currently in compliance with all Applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity.

(f) Except as set forth on Schedule 3.17(f) and as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no claim, charge or complaint that has been asserted in writing, is now pending or, to the knowledge of Seller and the Company, threatened before any Governmental Entity with respect to any Business Employee.

SECTION 3.18. Transactions with Affiliates. (a) Except as set forth in Schedule 3.18(a), none of the Company Contracts between the Company or any Subsidiary, on the one hand, and Seller or any of its affiliates, on the other hand, will continue in effect subsequent to the Closing.

(b) All advances, indebtedness and receivables between the Company and the Subsidiaries, on the one hand, and Parent and any Other Parent Affiliate, on the other hand, and the outstanding amounts thereof as of September 30, 2005, are listed on Schedule 3.18(b).

(c) All guarantees or similar assurances, credit support or obligations of the Company or any Subsidiary provided in respect of any indebtedness of Parent and any Other Parent Affiliate as of the date hereof are listed on Schedule 3.18(c).

(d) All guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances or credit support provided by Parent or any Other Parent Affiliate in respect of any indebtedness or other obligations of the Company or any Subsidiary as of the date hereof are listed on Schedule 3.18(d).

(e) All group financing arrangements of Parent and the Other Parent Affiliates in which the Company or any Subsidiary participate and the outstanding amounts thereof as of September 30, 2005, are listed on Schedule 3.18(e).

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller and Parent, as of the date of this Agreement, as follows:

SECTION 4.01. Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Purchaser has made available to Seller true and complete copies of the certificate of incorporation and by-laws of Purchaser, in each case as amended through the date of this Agreement.

SECTION 4.02. Authority; Execution and Delivery; and Enforceability. Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 4.03. No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the certificate of incorporation or by-laws of Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements or on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby (a “Purchaser Material Adverse Effect”). No material Consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) compliance with and filings under the HSR Act, as applicable, and any applicable foreign antitrust or trade regulation laws, including the laws of the European Union, (B) compliance with and filings under the Federal Transportation Regulations, (C) the approval of the German Ministry for Transport (Bundesministerium fuer Verkehr, Bau und Wohnnungswesen) pursuant to Section 65(3) of the German Budget Act and (D) those that may be required solely by reason of the participation of Seller and the Company (as opposed to any other third party) in the Acquisition and other transactions contemplated hereby and by the Ancillary Agreements.

SECTION 4.04. Litigation. There are not any (a) outstanding Judgments against Purchaser or any of its subsidiaries or (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.05. Securities Act. The Shares purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended.

SECTION 4.06. Availability of Funds. Purchaser has cash on hand or has existing borrowing facilities that are sufficient to enable it to consummate the Acquisition.

ARTICLE V

Covenants

SECTION 5.01. Covenants Relating to Conduct of Business. (a) Except for matters set forth in Schedule 5.01 or otherwise expressly permitted or required by the terms of this Agreement (including actions contemplated to be taken in connection with Sections 1.01(a), 5.16 and 5.17), from the date of this Agreement to the Closing, Seller shall cause the businesses of the Company and the Subsidiaries to be conducted in the usual, regular and ordinary course in substantially the same manner as previously conducted (including renewing any Environmental Permit or any insurance policy which provides coverage in connection with any environmental, health or safety matter, that by its terms or otherwise expires within 45 days of Closing) and, to the extent consistent therewith, use all reasonable efforts to keep intact their respective businesses, keep available the services of their current employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal to the end that their respective businesses shall be unimpaired at the Closing. Seller shall not, and shall not permit the Company or any Subsidiary to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the purchase and sale of the Shares set forth in Article VII not being satisfied. In addition (and without limiting the generality of the foregoing), except as set forth in Schedule 5.01 or otherwise expressly permitted or required by the terms of this Agreement (including actions contemplated to be taken in connection with Sections 1.01(a), 5.16 and 5.17), Seller shall not permit the Company or any Subsidiary to do any of the following without the prior written consent of Purchaser:

(i) amend its certificate or articles of incorporation or by-laws;

(ii) declare, set aside, make or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock; provided, however, that cash dividends and distributions may continue to be made by the Subsidiaries to the Company or to other Subsidiaries;

(iii) sell, pledge, dispose of, grant, encumber, reclassify, combine, split, subdivide, redeem or otherwise acquire any shares of its capital stock or issue any capital stock (except upon the exercise of outstanding options) or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

(iv) (A) enter into, adopt, amend in any material respect or terminate any Assumed Benefit Plan, (B) increase in any manner the compensation or benefits of, or pay or otherwise grant any benefit not required by any Parent Benefit Plan or any existing agreement to, any Business Employee, or (C) enter into any contract to do any of the foregoing, in the case of clauses (A), (B) and (C), except (1) to the extent required by Applicable Law, (2) as may be required under any Parent Benefit Plan or other agreement in effect on the date hereof, (3) as effected in the ordinary course of business consistent with past practice, (4) as would relate to a substantial number of other similarly situated employees of Parent or the Other Parent Affiliates or (5) for any actions described in each of clauses (A), (B) and (C) for which Parent or the Other Parent Affiliates shall be solely obligated;

(v) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice; provided, however, that in no event shall the Company or any Subsidiary incur or assume any long-term indebtedness for borrowed money (except in connection with (A) intercompany transactions among the Company and the Subsidiaries and (B) intercompany transactions among the Company or any Subsidiary, on the one hand, and Parent or any subsidiary of Parent (other than the Company and the Subsidiaries), on the other hand, which indebtedness, in the case of clause (B), will be repaid or otherwise discharged on or prior to the Closing or may be prepaid without penalty immediately following the Closing, and, in the case of each of clauses (A) and (B), is incurred in the ordinary course of business consistent with past practice);

(vi) permit, allow or suffer any of its assets to become subjected to any Lien of any nature whatsoever that would have been required to be set forth in Schedule 3.06 or 3.07 if existing on the date of this Agreement;

(vii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value other than in the ordinary course of business consistent with past practice;

(viii) pay, loan or advance any amount to, or enter into any agreement or arrangement with, Seller or any of its affiliates, except in connection with (A) intercompany transactions among the Company and the Subsidiaries and (B) intercompany transactions among the Company or any Subsidiary, on the one hand, and Parent or any subsidiary of Parent (other than the Company and the Subsidiaries), on the other hand, in each case in the ordinary course of business consistent with past practice; provided that in no event shall any such agreement or arrangement be for the sale, transfer or lease of any assets;

(ix) make any material change in any method of accounting or accounting practice or policy other than those required by GAAP;

(x) make, revoke or change any material Tax election or method of Tax accounting, settle or compromise any material Tax liability, consent to any material claim or assessment relating to Taxes or waive the statute of limitations for any such material claim or assessment relating to Taxes, in each case except for any such action taken in the ordinary course of business or consistent with past practice.

(xi) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than any such acquisition made in the ordinary course of business consistent with past practice and for a value not exceeding $500,000 for any individual acquisition;

(xii) make or incur any capital expenditure (whether by investment or acquisition of assets) that is not currently approved in writing or budgeted and set forth on Schedule 5.01(xii) and that, individually, is in excess of $500,000, or, in the aggregate, are in excess of $5,000,000;

(xiii) sell, lease, license or otherwise dispose of any of its assets having a value, individually, exceeding $500,000, except inventory and obsolete or excess equipment sold in the ordinary course of business consistent with past practice;

(xiv) enter into any lease (including renewals) of real property, except in the ordinary course of business consistent with past practice, so long as (except in the case of renewals) such lease is for not greater than 30,000 square feet;

(xv) (A) settle any Proceeding in a manner inconsistent with past practice, other than any Proceedings settled for amounts not in excess of $250,000 in the aggregate, or (B) institute any litigation against any other person (other than collection matters in the ordinary course of business) without reasonable prior notice to and consultation with Purchaser;

(xvi) enter into any Contract providing for material software, IT development or consulting services;

(xvii) materially amend, modify, renew, cancel or terminate any Contract listed or required to be listed on Schedule 3.09, except in the ordinary course of business consistent with past practice; or

(xviii) authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

(b) Advice of Changes. Each of Purchaser and Seller shall promptly advise the other in writing of the occurrence of any matter or event that results in a breach of any representation, warranty or covenant that would reasonably be expected to result in a failure of a condition set forth in Article VII. To the extent reasonably practicable, Seller shall provide notice 30 days prior to the renewal of any lease. To the extent such notice of renewal is provided with respect to a lease, Seller shall consult with Purchaser regarding such lease renewal and, at the request of Purchaser, Seller shall use reasonable efforts to renew such lease for the shortest period reasonably practicable.

(c) Insurance. Parent shall keep, or cause to be kept, all insurance policies set forth in Schedule 3.11 or suitable replacements therefor, in full force and effect through the close of business on the Closing Date, it being understood that none of the insurance policies set forth on Schedule 3.11 shall be transferred to the Purchaser on the Closing Date.

SECTION 5.02. No Solicitation. Parent shall not, nor shall Parent authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by it or the Company to, after the date hereof, (i) solicit, initiate, encourage or accept any other bid, (ii) enter into any agreement with respect to any other bid or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any other bid. As used in this Section 5.02, “other bid” shall mean any proposal for a merger, sale of securities, sale of substantial assets or similar transaction involving the Company or any Subsidiary, other than (A) the transactions contemplated by this Agreement and (B) the sale of inventory or other assets in the ordinary course of business.

SECTION 5.03. Access to Information. Seller shall, and shall cause the Company and the Subsidiaries to, afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to the personnel, properties, books, contracts, commitments, Tax Returns and records of the Company and the Subsidiaries, and, during such period shall furnish promptly to Purchaser any information concerning the Company or a Subsidiary as Purchaser may reasonably request, including reasonable access to conduct interviews of employees and environmental assessments of any properties (including the collection and laboratory analysis of samples of air, surface water, groundwater, soil or other environmental media, or samples of building material); provided, however, that such access does not unreasonably disrupt the normal operations of the Company and the Subsidiaries.

SECTION 5.04. Confidentiality. (a) Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Purchaser and Parent (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate as to confidentiality with respect to information relating solely to the Company and the Subsidiaries; provided, however, that Purchaser acknowledges that any and all other terms and conditions of the Confidentiality Agreement (including relating to the confidentiality of information relating to Parent and its affiliates (other than the Company and the Subsidiaries) and any standstill provision) shall survive the Closing Date in accordance with the terms of the Confidentiality Agreement.

(b) Parent shall keep confidential, and cause its affiliates and its and their officers, directors, employees and advisors, representatives (including financial advisors, attorneys and accountants) or agents (each a “Parent Representative”) to keep confidential, all information relating to the Company and the Subsidiaries (whether oral or contained on written or other tangible medium) and all analyses, compilations, forecasts, studies or other documents prepared by Parent or any Parent Representative relating to the Company and the Subsidiaries (“Company Information”), and will not, without Purchaser’s prior written consent, disclose any Company Information in any manner whatsoever, except as required by Applicable Law or administrative process and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.04(b). The covenant set forth in this Section 5.04(b) shall terminate two years after the Closing Date.

SECTION 5.05. Reasonable Efforts. (a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing.

(b) Each of Parent, Seller and Purchaser shall as promptly as practicable, but in no event later than ten business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the

 “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby and shall as promptly as practicable submit any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of Parent, Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Each of Parent, Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act. Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each party shall use its reasonable efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement. Each of Parent, Seller and Purchaser shall, as promptly as practicable, make any required filings outside the United States in connection with, and use its reasonable efforts to obtain any consent, clearance or approval required under, any applicable foreign antitrust or trade regulation laws, including under the laws of the European Union, in connection with the transactions contemplated by this Agreement.

(c) Each of Parent, Seller and Purchaser shall, as promptly as practicable following the execution and delivery of this Agreement, make such filings as are necessary under the Federal Transportation Regulations in connection with the transactions contemplated by this Agreement.

(d) Prior to the Closing, each party shall, and shall cause its affiliates to, use its reasonable efforts (at its own expense) to obtain, and to cooperate in obtaining, all consents from third parties set forth on Schedule 5.05(d); provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than nominal filing or application fees). Purchaser acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Contracts listed on the Schedules hereto and that such consents and waivers may not be obtained. If such consents or waivers cannot be obtained, Seller shall use its reasonable best efforts to provide Purchaser with the rights and benefits of the affected Contracts, and, if Seller provides such rights and benefits, Purchaser shall assume the obligations and burdens thereunder; provided, however, that Seller shall not be required to pay or commit to pay any amount to any person (or incur any obligation to any person) in order to provide such rights and benefits.

(e) Purchaser agrees to, and agrees to cause its affiliates to, cooperate with the Company, the Subsidiaries, Seller, Parent and the Other Parent Affiliates, and Parent agrees to, and agrees to cause the Company, the Subsidiaries, Seller and the Other Parent Affiliates to, cooperate with Purchaser and its affiliates, in each case in providing in due time all relevant information required by Applicable Law or reasonably requested by any works councils (including the European Works Council), labor unions and employee representatives with respect to Purchaser and its affiliates, their operations, their employees, their employee benefits arrangements, the acquisition of the Company and the Subsidiaries by Purchaser, the transfer of the Business Employees to Purchaser and its affiliates, the legal and economic consequences of the transactions contemplated by this Agreement for the Business Employees and the measures taken by Purchaser and its affiliates in relation therewith. Purchaser shall, and shall cause its affiliates to, cooperate with the Company, the Subsidiaries, Seller, Parent and the Other Parent Affiliates, and Parent shall, and shall cause the Company, the Subsidiaries, Seller and the Other Parent Affiliates to, cooperate with Purchaser and its affiliates, in each case in any negotiations with works councils and/or unions and/or employee representatives that are required or initiated to accomplish the transfer of any Business Employees to the Purchaser and its affiliates as contemplated by this Agreement.

(f) Purchaser shall use its reasonable best efforts to obtain, as promptly as practicable, the approval of the German Ministry for Transport (Bundesministerium fuer Verkehr, Bau und Wohnnungswesen) pursuant to Section 65(3) of the German Budget Act required in connection with the consummation of the transactions contemplated hereby.

(g) Purchaser shall, at its own expense, use its reasonable best efforts to arrange for and cause, immediately following the Closing of the Acquisition, the consummation of the sale or other disposition of ATI pursuant to the Transaction Agreement, dated as of November 15, 2005, among the Company, Cargo Holdings International, Inc., ATI, BAXAIR INC. and Stinnes Corporation (the “ATI Agreement”), or otherwise take such actions as are reasonably satisfactory to Seller and necessary such that the Closing of the Acquisition may occur in compliance with all Applicable Laws relating to the ownership of ATI upon satisfaction of the conditions to Closing set forth in Article VII hereof.

SECTION 5.06. Expenses; Transfer Taxes. (a) Whether or not the Closing takes place, and except as set forth in Sections 1.04, 5.09, 10.03 and Article IX or as otherwise agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Section 5.05; provided that Seller and Purchaser shall each bear and pay one half of the filing fees, if any, incurred under the HSR Act and any applicable foreign antitrust or trade regulation laws in connection with the Acquisition.

(b) Seller and Purchaser shall each bear and pay one half of all sales, use, value added, transfer, stamp, stock transfer, real property transfer and similar non-income Taxes (including all costs and out-of-pocket expenses related thereto) payable in connection with the transactions contemplated by this Agreement. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions or otherwise in connection with such Taxes.

SECTION 5.07. Brokers or Finders. Each of Purchaser and Parent represents, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except, as to Parent, Morgan Stanley & Co. Incorporated, whose fees and expenses will be paid by Parent and, as to Purchaser and its affiliates, UBS Investment Bank, whose fees and expenses will be paid by Purchaser.

SECTION 5.08. Tax Matters. (a) Tax Returns. To the extent permitted by Applicable Law, Parent, Seller and Purchaser shall file any applicable elections or required statements necessary to terminate the taxable year of the Company or any Subsidiary on the Closing Date. To the extent any taxable year of the Company or any Subsidiary is terminated on the Closing Date, the parties hereto shall cause the Company or any Subsidiary to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Taxing Authority will not accept a Tax Return filed on that basis. Seller shall timely prepare (in a manner consistent with past practices) and file all Tax Returns with the appropriate Taxing Authorities relating to the Company and its Subsidiaries for taxable periods ending on or prior to the Closing Date and shall pay all Taxes due with respect to such Tax Returns. Seller shall allow Purchaser to review and comment upon any such material Tax Returns (or pro forma portions thereof in the case of any material Tax Returns filed or prepared on a consolidated, combined or unitary group basis that include Parent or Seller (or any affiliate thereof other than the Company or any Subsidiary)) and Seller and Parent shall consider any such comments of Purchaser in good faith. Purchaser shall timely prepare and file, or cause to be prepared and filed, with the appropriate Tax Authorities all Straddle Period Tax Returns required to be filed by the Company and each of its Subsidiaries and shall cause the Company and each of its Subsidiaries to pay the Taxes shown to be due thereon, provided, however, that Seller shall be responsible for the portion of such Tax that relates to a Pre-Closing Tax Period. Purchaser shall notify Seller of any amounts due from Seller in respect of any Straddle Period Tax Return no later than 20 days prior to the date on which such Straddle Period Tax Return is due, and Seller shall remit such payment to Purchaser no later than five days prior to the date such Straddle Period Tax Return is due. Parent and Seller shall, and shall cause their affiliates to, furnish to Purchaser all information and records reasonably requested by Purchaser for use in preparation of any Straddle Period Tax Returns. Purchaser shall allow Seller to review, comment upon and approve without undue delay any Straddle Period Tax Return at any time during the 20 day period immediately preceding the filing of such Tax Return. Purchaser and Seller agree to cause the Company and its Subsidiaries to file all Straddle Period Tax Returns on a basis consistent with the past practices of the Company and the Subsidiaries (except to the extent that Purchaser determines in good faith that there is no reasonable basis in law therefor or determines in good faith that a Tax Return cannot be so prepared and filed without being subject to penalties). Purchaser shall, or shall cause the Company and the

Subsidiaries to, prepare and file all Tax Returns required to be filed by them after the Closing Date for all taxable periods beginning after the Closing Date.

(b) Straddle Period. In any Straddle Period, (i) real, personal and intangible property Taxes and any other Taxes imposed on a periodic basis with respect to the assets of the Company or any Subsidiary (“property Taxes”) of the Company and each of the Subsidiaries for the portion of the Straddle Period that constitutes Pre-Closing Tax Period shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes of the Company and each of the Subsidiaries (other than property Taxes) for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time).

(c) Cooperation. Parent, Seller, the Company and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and providing any Tax-related information, such as earnings and profits, foreign Taxes, Tax basis or previously-taxed income, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, and in connection with all other Tax matters relating to the Company and its Subsidiaries. Each such party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Parent, Seller and Purchaser recognize that (i) Parent, Seller and their affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company or any Subsidiary and their respective affiliates to the extent such records and information pertain to events occurring (A) on or prior to the Closing Date or (B) solely for purposes of determining the amount or character of Seller’s gain on the Foreign Share Transactions, on or after the Closing Date and (ii) Purchaser and its affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Parent, Seller and their affiliates to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Parent, Seller and Purchaser agree that from and after the Closing Date, Parent, Seller, Purchaser and their respective affiliates shall (A) retain and maintain all such records, including all Tax Returns, schedules and work papers, records and other documents, in their possession relating to Tax matters of the Company and its Subsidiaries for Pre-Closing Tax Periods and, solely with respect to any records, Tax Returns, schedules, work papers and other documents that support or substantiate the amount or character of Seller’s gain on the Foreign Share Transactions, including amounts determined under Section 1248 of the Code, for any taxable year that includes (but does not end on (as determined for U.S. Federal income tax purposes)) the Closing Date, until the later of (i) the seven-year anniversary of the Closing Date and (ii) 30 days after the applicable statute of limitations expires, including any extension thereof and (B) allow the agents and representatives of each other, upon reasonable notice and at mutually convenient times, to inspect, review and make copies of such records (at the expense of the party requesting the records) as Seller and Purchaser may deem reasonably necessary or appropriate from time to time. Notwithstanding anything to the contrary herein, the rights of Parent, Purchaser or Seller and their respective affiliates (including the Company or any Subsidiary) to inspect, review and make copies of any Tax Returns or any other Tax records of the Company or its Subsidiaries (or pro forma portions thereof in the case of any Tax Returns or any other Tax records filed or prepared on a consolidated, combined or unitary group basis that include Purchaser or Seller, as the case may be, (or any affiliate thereof other than the Company or any Subsidiary)) held by Parent, Seller or Purchaser and their respective affiliates shall be limited to the relevant portions of such Tax Returns or any other Tax records that relate to the Company’s and the Subsidiaries’ separate Tax Returns or separate Tax liability. Any information obtained under this Section 5.08(c) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(d) Refunds and Credits. Any refund or credit of Taxes of the Company or any Subsidiary for a Pre-Closing Tax Period or Taxes for other Indemnified Tax Liabilities previously paid by Parent and Seller (or their affiliates) shall belong to Parent and Seller and, if received by Purchaser or its affiliates, shall be promptly paid over to Parent. Subject to Section 5.08(e), any refund or credit of Taxes for a Pre-Closing Tax Period with respect to a Tax Return that included solely the Company and/or any Subsidiary that arises out of a carryback of a loss or credit incurred by the Company or any Subsidiary in a Post-Closing Tax Period shall belong to the Purchaser and, if received by Parent, Seller or their affiliates, shall be promptly paid over to the Purchaser. Any refund or credit of Taxes (other than Indemnified Tax Liabilities previously paid by Seller) of the Company or any Subsidiary for any taxable period beginning after the Closing Date shall belong to Purchaser and, if received by Parent, Seller or their affiliates, shall be promptly paid to Purchaser. Any refund or credit of Taxes of the Company or any Subsidiary for any Straddle Period shall be apportioned between Seller and Purchaser based upon the method employed in paragraph (b) of this Section 5.08 taking into account the type of the Tax to which the credit or refund relates. Seller and Purchaser, as the case may be, shall promptly repay any credit or refund of Taxes to which it is entitled under this Section 5.08(d) that it received from the other party to the extent any such credit or refund is subsequently disallowed by a Taxing Authority and required to be repaid by such other party. Purchaser shall, if Seller so requests and at Seller’s expense, cause the Company or any Subsidiary to file for and obtain any refunds or credits to which Seller is entitled under this Section 5.08(d)). The procedures and control over the prosecution of any such refund claim shall be governed by the principles set forth in Section 9.06(d). Each party shall, or shall cause its affiliates to, forward to any other party entitled under this Section 5.08(d) to any refund or credit of Taxes any such refund within 10 days after such refund is received or reimburse such other party for any such credit within 10 days after the credit is allowed or applied against other Tax liability; provided, however, that any such amounts shall be net of any Tax cost or increased for any Tax benefit to the payor party attributable to the receipt of such refund and/or the payment of such amounts to the payee party, in each case, calculated in the manner described in Section 9.04. For Tax purposes the parties shall treat any payments under the preceding sentence as an adjustment to the consideration paid hereunder for the Shares or the relevant Foreign Shares, as the case may be, unless otherwise required by Applicable Law.

(e) Consolidated Carryforwards and Carrybacks. Notwithstanding anything to the contrary in this Agreement, Purchaser shall cause the Company and each Subsidiary to elect, where permitted by Applicable Law, to carryforward any loss or credit arising in a Post-Closing Tax Period that could, in the absence of such an election, be carried back to a Pre-Closing Tax Period of the Company or any Subsidiary in which the Company or any Subsidiary was included in a consolidated, combined or unitary Tax Return.

(f) Tax Sharing Agreements. Parent and Seller shall cause the provisions of any Tax sharing agreement between (i) Parent, Seller or any of its affiliates (other than the Company and the Subsidiaries), and (ii) the Company or any Subsidiary, to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.

(g) Prior Period Returns. Seller shall be responsible for filing any amended consolidated, combined or unitary Tax Returns of the Company and each Subsidiary for taxable periods ending on or prior to the Closing Date which are required as a result of examination adjustments or other assessments made by the IRS or by the applicable state, local or foreign Taxing Authorities for such taxable periods. The Company and each Subsidiary shall provide to Seller an executed power of attorney authorizing Seller to file any Tax Return described in the preceding sentence if such power of attorney is required by Applicable Law for the Seller to file any such Tax Return. Seller shall promptly notify Purchaser in writing of any such examination or other assessment that could affect the Taxes of the Company or any Subsidiary. For those jurisdictions in which separate Tax Returns are filed by the Company or any Subsidiary, any required amended Tax Return for taxable periods ending on or prior to the Closing Date resulting from such examination adjustments, as finally determined, shall be prepared by Seller and furnished to the Company or such Subsidiary, as the case may be, for approval (which approval shall not be unreasonably delayed or withheld), signature and filing at least 20 days prior to the due date for filing such Tax Returns. In addition to the approval rights of Purchaser, the Company or any Subsidiary, as the case may be, Seller shall allow Purchaser to review and comment upon any Tax Returns (or pro forma portions thereof in the case of Tax Returns filed or prepared on a consolidated, combined or unitary group basis that include Parent or Seller (or any affiliate thereof other than the Company or any Subsidiary)) filed or prepared pursuant to this Section 5.08(g) and Parent and Seller shall consider any such comments of Purchaser in good faith. Any additional Taxes of the Company or any Subsidiary for Pre-Closing Tax Periods resulting from the filing of Tax Returns by

Seller pursuant to this Section 5.08(g) shall be paid by Seller to the appropriate Taxing Authorities or to Purchaser.

(h) Closing Date. On the Closing Date, Parent, Seller and Purchaser shall cause the Company and each Subsidiary to conduct its business in the ordinary course in substantially the same manner as presently conducted and on the Closing Date shall not permit the Company or any Subsidiary to effect any extraordinary transactions (other than any such transactions expressly required by applicable law or by this Agreement) that could give rise to any Tax liability to or reduce any Tax attribute of the Company or any Subsidiary.

(i) Consolidated Minimum Tax Credits. Purchaser and Seller agree that the consolidated minimum tax credit of any affiliated group, within the meaning of Section 1504 of the Code, of which the Company or any Subsidiary is or has been a member, shall be allocable to each member of such affiliated group in accordance with Schedule 5.08.

(j) Actions Changing Earnings and Profits. BAX Global (Canada) Ltd., BAX Global GmbH, BAX Global Limited, BAX Global Networks B.V. and BAX Global Holdings S.L. shall not, and Purchaser and its affiliates shall cause such companies to not, take any action in the taxable year of any such companies that includes (but does not end on (as determined for U.S. Federal income tax purposes)) the Closing Date outside the ordinary course of business of any such companies, including any restructuring transaction, if such action would result in a material change in the post-1986 undistributed earnings (as defined in Section 902(c)(1) of the Code) of any such companies determined as of December 31, 2005, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

(k) Except as provided in Section 5.06(b), Parent shall report and include in its United States Federal consolidated Tax Return for a Pre-Closing Tax Period any gain, income or other Tax item attributable to (i) the sale of the Shares and the Foreign Shares pursuant to this Agreement and (ii) dividends and/or the cancellation of any intercompany accounts as between Parent and the Other Parent Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand, or between the Company and Subsidiaries or between Subsidiaries and Subsidiaries, in each case prior to the Closing in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, except as provided in Section 5.06(b), Parent and Seller shall indemnify and hold harmless Purchaser and its affiliates (including the Company and any Subsidiary) for all Taxes imposed on or otherwise due in respect of the transactions described in clauses (i) and (ii) of the preceding sentence, provided that Parent and Seller shall have no indemnification obligation to Purchaser and its affiliates (including the Company and any Subsidiary) under this Section 5.08(k) to the extent any gain, income, Taxes or other Tax item is attributable to a Purchaser Tax Act.

(l) Prior to the Closing, Parent agrees to file Internal Revenue Service Form 3115 (Application for Change in Accounting Method) pursuant to which it will elect to reverse in Pre-Closing Tax Periods, and to defer to Post-Closing Tax Periods, deductions in an amount approximately equal to $4,700,000.

(m) Purchaser or its affiliates (including the Company and the Subsidiaries) shall not cause or permit BAX Global (Canada) Ltd., BAX Global GmbH, BAX Global Limited, BAX Global Networks B.V. or BAX Global Holdings S.L. to make any election or deemed election under Section 338 of the Code or any comparable provision under Applicable Law.

SECTION 5.09. Post-Closing Cooperation. (a) Without limiting any other provision of this Agreement, each of Parent, Seller and Purchaser shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the Company and the Subsidiaries from Seller to Purchaser and to minimize any disruption to the Company and the Subsidiaries and the other respective businesses of Parent, Seller and Purchaser that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Seller and Purchaser shall furnish or cause to be furnished to each other and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company and the Subsidiaries (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters.

(b) Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.09. No party shall be required by this Section 5.09 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, those of the Company and the Subsidiaries).

(c) From and after the Closing, except as prohibited by any Applicable Laws relating to the safeguarding of data privacy, Purchaser shall, or shall cause its affiliates to, promptly in response to any request by Parent, provide Parent with all data and records requested by Parent relating to the employment of the Transferred Employees by Purchaser and its affiliates following the Closing in order to assist Parent and the Other Parent Affiliates in administering any employee benefit plans that cover any Transferred Employees following the Closing.

SECTION 5.10. Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Parent, Seller and the Company, on the one hand, and Purchaser, on the other hand, may make internal announcements to their respective employees after reasonable prior notice to and consultation with the other.

SECTION 5.11. Records. (a) On the Closing Date, Parent and Seller shall deliver or cause to be delivered to Purchaser all material agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, “Records”), if any, in the possession of Parent or Seller relating to the business and operations of the Company and the Subsidiaries to the extent not then in the possession of the Company and the Subsidiaries, subject to the following exceptions:

(i) Purchaser recognizes that certain Records may contain incidental information relating to the Company and the Subsidiaries or may relate primarily to subsidiaries, divisions or businesses of Parent other than the Company and the Subsidiaries, and that Parent may retain such Records and shall provide copies of the relevant portions thereof to Purchaser;

(ii) Parent and Seller may retain all Records prepared in connection with the sale of the Shares, including bids received from other parties and analyses relating to the Company and the Subsidiaries; and

(iii) Parent and Seller may retain any Tax Returns and related work papers and other records, and Purchaser shall be provided with copies of the relevant portions of such Tax Returns and related work papers and other records that relate to the Company’s and the Subsidiaries’ separate Tax Returns or separate Tax liability.

(b) Purchaser acknowledges that the Company and the Subsidiaries possess information relating to Parent’s other operations. After the Closing Date, Purchaser shall, and shall cause the Company and the Subsidiaries to, preserve the confidential nature of such information (except as required by Applicable Law or compulsory legal process) and provide Parent and its employees and other representatives access to such information upon reasonable notice and during normal business hours; provided, however, that such access does not unreasonably disrupt the normal operations of the Company and the Subsidiaries.

SECTION 5.12. Agreement Not To Compete. (a) Parent understands that Purchaser shall be entitled to protect and preserve the going concern value of the business of the Company and the Subsidiaries to the extent permitted by law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 5.12 and, therefore, for a period of two years from the Closing, Parent shall not, and shall cause each of its subsidiaries not to, directly or indirectly:

(i) engage in activities or businesses (other than any activities or businesses of Parent or any Other Parent Affiliate that are substantially consistent with past practice, provided that the primarily non-value businesses of Documentos Mercantiles SA, Domesa Courier Corp. and Domesa Columbia may continue to operate solely within the geographic scope within which they operate as of the Closing Date) that are substantially in competition with the activities and businesses that the Company and the Subsidiaries are engaged in as of the Closing

Date (“Competitive Activities”), including (A) selling goods or services of the type sold by the Company or any Subsidiary as of the Closing Date, (B) soliciting any customer or prospective customer of the Company or any Subsidiary to purchase any goods or services sold by the Company or any Subsidiary as of the Closing Date from anyone other than Purchaser and its affiliates and (C) owning an interest in, as a partner, stockholder or otherwise, a person that engages in the Business; or

(ii) (A) solicit or recruit for employment any employee of the Company or any Subsidiary or (B) solicit or encourage any employee of the Company or any Subsidiary to leave the employment of the Company or such Subsidiary, in each case except for general solicitations of employment by Parent or its affiliates not specifically directed towards employees of the Company and the Subsidiaries.

(b) Section 5.12(a) shall be deemed not breached as a result of the ownership by Parent or any of its subsidiaries (excluding, for the avoidance of doubt, the VEBA or any other trust maintained for the benefit of employees) of: (i) less than an aggregate of 2.5% of the outstanding voting power of any person engaged, directly or indirectly, in Competitive Activities whose securities are listed on any national securities exchange or automated quotation system; or (ii) a person that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than 20% of such person’s consolidated annual revenues so long as, if revenues from such Competitive Activities exceeded $50,000,000 during the preceding 12 month period, Parent or its subsidiary, as the case may be, sells the competing business within 12 months of acquiring ownership of such person.

(c) For a period of two years from the Closing, Purchaser shall not, and shall cause each of its affiliates not to, directly or indirectly, (i) solicit or recruit for employment any employee of Parent or any Other Parent Affiliate or (ii) solicit or encourage any employee of Parent or any Other Parent Affiliate to leave the employment of Parent or such Other Parent Affiliate, in each case except for general solicitations of employment by Purchaser or its affiliates not specifically directed towards employees of Parent and the Other Parent Affiliates.

SECTION 5.13. Resignations. Except as otherwise agreed in writing by Seller and Purchaser, on the Closing Date, Seller shall cause to be delivered to Purchaser duly signed resignations, effective immediately after the Closing, of all directors of the Company.

SECTION 5.14. Further Assurances. (a) From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.05), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

(b) Following the Closing, Purchaser shall cause the Company and the Subsidiaries and their relevant officers and employees to cooperate with Parent and provide such assistance as may be reasonably requested by Parent in connection with Parent’s defense of the Dutch Customs Litigation and Proceedings related thereto.

SECTION 5.15. Replacement of Credit Support. (a) Purchaser shall use its reasonable efforts to arrange, at its sole cost and expense, for replacement arrangements, effective as of the Closing Date, for all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances or credit support provided by Parent or any Other Parent Affiliate for the benefit of the Company or any of the Subsidiaries that are in existence as of the Closing Date, including replacement guarantees and letters of credit, and shall use its reasonable efforts to obtain releases indicating that Parent and its affiliates have no liability with respect thereto, in each case reasonably satisfactory to Parent; provided that in the event that Purchaser shall not have obtained all such releases on or prior to the date that is 90 days (except in the case of customs guarantees, which shall be 180 days) following the Closing Date, Purchaser shall provide Parent with letters of credit or guarantees, in each case issued by a bank reasonably acceptable to Parent, against loss arising from all such guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances or credit support with respect to which such releases have not been obtained.

(b) Parent shall provide Purchaser with reasonable written notice prior to Closing of all guarantees, covenants, indemnities, surety bonds, letters of credit and similar assurances and credit support provided by Parent or any Other Parent Affiliate for the benefit of the Company or any of the Subsidiaries (to the extent the same are not set forth on Schedule 3.18(d) as of the date hereof).

SECTION 5.16. Intercompany Advances, Debt and Receivables. Except as set forth in Section 5.18, on or prior to the Closing Date, all advances, indebtedness and receivables between the Company and the Subsidiaries, on the one hand, and Parent and any Other Parent Affiliate, on the other, shall be satisfied in full by Parent or such Other Parent Affiliate, as the case may be, and the Company’s shareholders equity shall be increased by the excess of the amounts payable by the Company over the amounts receivable by the Company.

SECTION 5.17. Existing Financing. On or prior to the Closing Date, (a) the existing accounts receivable securitization facility of the Company and the Subsidiaries shall be terminated (including the guarantee of Parent with respect thereto), and the Company and the Subsidiaries shall repurchase all of the outstanding accounts receivable previously sold pursuant thereto, (b) Parent shall make a cash loan to the Company in an amount sufficient to satisfy all obligations under such accounts receivable securitization facility, including the repurchase of all outstanding accounts receivable described in subsection 5.17(a), and such loan shall be capitalized, resulting in an increase in the shareholders equity of the Company, (c) all guarantees or similar assurances, credit support or obligations of the Company or any Subsidiary provided in respect of any indebtedness of Parent and any Other Parent Affiliate shall be terminated and released and the Company and the Subsidiaries shall have no further liability with respect thereto and (d) the participation of the Company and the Subsidiaries in any and all group financing arrangements and facilities of Parent and any Other Parent Affiliates shall be terminated.

SECTION 5.18. Insurance. After the Closing Date, Purchaser shall reimburse Parent for the portion of any (i) workers’ compensation retrospectively rated premium plans, payroll audit adjustments and assessment adjustments; provided that with respect to payroll audit adjustments and assessment adjustments, Purchaser shall reimburse Parent only for the calendar year 2005, (ii) claims and claims administrative expenses in respect of self-insured automobile liability and general liability fronting programs, but only for such claims and claims administrative expenses that are billed to Parent on, after or 30 days prior to the Closing Date, and (iii) claims, claims administrative expenses and any taxes, surcharges and assessments related to any claim in respect of workers’ compensation programs that are self-insured or that require the insured party to pay a deductible, in each case allocable to the Company and the Subsidiaries for claims made on or prior to the Closing Date under insurance policies or self-insurance authorizations covering the Company and the Subsidiaries, but only for such claims, claims administrative expenses and any taxes, surcharges and assessments related to workers’ compensation claims that are billed to Parent on, after or 30 days prior to the Closing Date. Such reimbursement shall be made in immediately available funds within 15 business days of receipt of an invoice from Parent setting forth such premium, claim, administrative expense, tax, surcharge or assessment in reasonable detail. Parent shall not settle, arbitrate or litigate any insurance claim or related lawsuit against the Company without the prior written consent of the Company. After the Closing Date, to the extent either Parent or Purchaser reasonably requires any information from the other regarding claims data, payroll or other insurance or insurance policy information in order to make filings with insurance carriers or self-insurance regulators, Parent and/or Purchaser will use commercially reasonable efforts to promptly supply such information to each other. Nothing in this Section 5.18 shall obligate Parent or any of its affiliates to maintain any insurance policy for claims made or events occurring after the Closing Date.

SECTION 5.19. Use of Intellectual Property. (a) Each of Parent and the Company acknowledges that from and after the Closing, the name “BAX” and all similar or related names, marks and logos (all of such names, marks and logos being the “Company Marks”) shall be owned by the Company or a Subsidiary, that neither Parent nor any of its subsidiaries shall have any rights in the Company Marks and that neither Parent nor any of its subsidiaries will contest the ownership or validity of any rights of Purchaser, the Company or any Subsidiary in or to the Company Marks.

(b) From and after the Closing, neither Parent nor any Other Parent Affiliate shall use any of the Company Intellectual Property that is owned by or exclusively licensed to the Company or any Subsidiary.

(c) Purchaser acknowledges that from and after the Closing, the name “Brink’s” and all similar or related names, marks and logos (all of such names, marks and logos being the “Parent Marks”) shall be owned by Parent or an Other Parent Affiliate, that neither Purchaser nor any of its subsidiaries (including the Company and the Subsidiaries) shall have any rights in the Parent Marks and that neither Purchaser nor any of its subsidiaries (including the Company and the Subsidiaries) will contest the ownership or validity of any rights of Parent or any Other Parent Affiliate in or to the Parent Marks.

SECTION 5.20. Mineral Ventures of Australia. Prior to the Closing, Parent shall cause all of the shares of capital stock of Mineral Ventures of Australia Pty Ltd. held by ATI to be transferred to Parent or an Other Parent Affiliate, such that, as of the Closing, none of the Company or any Subsidiary shall own or otherwise hold any interest of any kind therein.

SECTION 5.21. Transition Services. Parent shall negotiate in good faith with Purchaser regarding such transition services as Purchaser may reasonably request Parent to provide for reasonable periods following the Closing; provided that any such transition services that Parent may agree to provide shall be provided on a full-cost reimbursement basis.

ARTICLE VI

Employee Matters

SECTION 6.01. Employee Matters. (a) Continuation of Compensation and Benefits. From and after the Closing, Purchaser shall maintain or cause to be maintained for the benefit of each Business Employee who will be employed by Purchaser or its affiliates effective as of the Closing (each, a “Transferred Employee”) an appropriate level of compensation and employee benefits. For the avoidance of doubt, “Business Employees” include Business Employees whether or not such Business Employees are actively at work; provided, however, that any such Business Employee who is not actively at work as of the Closing but is eligible to continue to be covered following the Closing under any insured welfare benefit plan that is a Parent Benefit Plan (other than an Assumed Benefit Plan) pursuant to the terms of such Parent Benefit Plan shall continue to be so covered (subject to the Purchaser being required to bear the cost, if any, necessary to keep such coverage in force for such Transferred Employee (or his or her eligible dependents)).

(b) Prior Service Credit. Except as otherwise specifically provided in this Agreement, Purchaser shall, or cause its affiliates to, credit service accrued by Transferred Employees with, or otherwise recognized for benefit plan purposes by, the Company, the Subsidiaries, Parent and the Other Parent Affiliates as of the Closing (“Pre-Closing Service”) for all purposes (including for purposes of eligibility to participate, early retirement eligibility and early retirement subsidies, vesting and benefit accrual) under any employee benefit plans and arrangements and employment-related entitlements provided, maintained or contributed to by Purchaser and/or its affiliates, for such Transferred Employee’s Pre-Closing Service to the same extent recognized by the Company, the Subsidiaries, Parent and the Other Parent Affiliates immediately prior to the Closing, except to the extent such credit would result in duplication of benefits for the same period of service. Notwithstanding the foregoing,

Purchaser and its affiliates shall only be required to provide credit for Pre-Closing Service under a defined benefit pension plan if such plan is an Assumed Benefit Plan or if such plan has assumed the assets and/or liabilities of any Assumed Benefit Plan.

(c) Assumption of Assumed Benefit Plans. From and after the Closing, Purchaser shall, or shall cause its affiliates to, assume and honor all Assumed Benefit Plans as in effect as of the Closing, regardless of whether the obligations, liabilities and commitments pursuant to such Assumed Benefit Plans arise before, on or after the Closing. Except as otherwise specifically provided in this Agreement, the Business Employees shall cease all participation in any Parent Benefit Plans that are not Assumed Benefit Plans effective as of the Closing, and Purchaser or its affiliates shall be solely liable for all employment and employee benefits-related liabilities, obligations, claims and losses incurred, or arising before, on or after the Closing that relate to the Business Employees (and any dependents and beneficiaries of any Business Employees).

(d) Management Performance Improvement Plan. Purchaser shall, or shall cause its affiliates to, (i) assume all liabilities, obligations and commitments with respect to the Business Employees pursuant to Parent’s Management Performance Improvement Plan (the “MPIP”) that relate to any periods under the MPIP commencing prior to and ending after the Closing Date, (ii) maintain the MPIP pursuant to its terms as in effect as of the Closing, subject to any modifications that are required in order to take into account the impact, if any, of the transactions contemplated by this Agreement on the performance measures set forth in the MPIP, with respect to all performance periods thereunder commencing prior to and ending after the Closing Date and (iii) at the times prescribed by the MPIP as in effect as of the Closing, make payments to the Business Employees in accordance with the terms of the MPIP as in effect as of the Closing.

(e) Key Employee Incentive Plan. Purchaser shall, or shall cause its affiliates to, (i) assume all liabilities, obligations and commitments with respect to the Business Employees pursuant to Parent’s Key Employee Incentive Plan (the “KEIP”) that relate to the period under the KEIP commencing prior to and ending after the Closing Date, (ii) maintain the KEIP pursuant to its terms as in effect as of the Closing, subject to any modifications that are required in order to take into account the impact, if any, of the transactions contemplated by this Agreement on the performance measures set forth in the KEIP, with respect to the performance period thereunder commencing prior to and ending after the Closing Date and (iii) at the time prescribed by the KEIP as in effect as of the Closing, make payments to the Business Employees in accordance with the terms of the KEIP as in effect as of the Closing.

(f) Company Management and Key Employee Incentive Plan. Without limiting the generality of Section 6.01(c), Purchaser shall, or shall cause its affiliates to (i) maintain the Company Management and Key Employee Incentive Plan (the “MKEP”) pursuant to its terms as applied prior to the Closing with respect to the performance period thereunder commencing prior to and ending after the Closing Date and (ii) at the time prescribed by the MKEP as applied prior to the Closing, make payments to the Business Employees in accordance with the terms of the MKEP as in effect as of the Closing.

(g) Certain Welfare Benefit Plan Matters. (i) Without limiting the generality of Section 6.01(c), but subject to Section 6.01(a), the Business Employees shall cease all participation in any employee welfare benefit plans of Parent or the Other Parent Affiliates that are not Assumed Benefit Plans (“Parent Welfare Plans”) effective as of the Closing. No later than the Closing, Purchaser shall have in effect welfare benefit plans that provide an appropriate level of life insurance, health care, dental care, accidental death and dismemberment insurance, disability and other group welfare benefits (“Purchaser Welfare Plans”) for Business Employees who immediately prior to the Closing are participants in the comparable Parent Welfare Plans. Parent and the Other Parent Affiliates shall use their reasonable best efforts, if requested by Purchaser, to assist and enable Purchaser to establish “mirror” plans, effective as of the Closing, that shall provide to those Business Employees who participate in Parent Welfare Plans immediately prior to the Closing coverage that is comparable to the coverage that was provided to them under the corresponding Parent Welfare Plans immediately prior to the Closing. Purchaser shall, and shall cause its third-party insurance providers to, (A) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Business Employees and their dependents under the Purchaser Welfare Plans to the extent waived under the applicable corresponding Parent Benefit Plan immediately prior to the Closing and (B) provide each Business Employee and his or her eligible dependents with credit under Purchaser Welfare Plans for any co-payments and deductibles paid under corresponding Parent Benefit Plans prior to the Closing in the calendar year in which the Closing Date occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any Purchaser Welfare Plans in which the Business Employees participate.

(ii) Except as otherwise required under Applicable Law and notwithstanding any other provision of this Agreement to the contrary, Parent and the Other Parent Affiliates shall be responsible in accordance with their respective applicable welfare plans in effect prior to the Closing for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, under such plans prior to the Closing by Business Employees and their dependents and beneficiaries, except that Purchaser shall be responsible for such claims to the extent such claims (A) are reflected on the Statement or the Financial Statements, (B) are insured under an insurance policy in respect of which Purchaser or one of its affiliates becomes the beneficiary and for which the premium has been paid by Parent or the Other Parent Affiliates or (C) relate to an Assumed Benefit Plan. Except as otherwise required under Applicable Law, Purchaser shall be responsible in accordance with the applicable Purchaser Welfare Plans for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, from and after the Closing by Business Employees and their dependents and beneficiaries. Except as otherwise provided under Applicable Law, for purposes of this Section 6.01(g)(ii), a claim shall be deemed to be incurred as follows: (1) life, accidental death and dismemberment, long-term disability and business travel accident insurance benefits, upon the death, accident or illness giving rise to such benefits and (2) health, dental and/or prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies.

(h) Collectively Bargained Employees. From and after the Closing, Purchaser shall, or shall cause its affiliates to, comply in all material respects with the terms of all collective bargaining agreements (including all obligations to contribute to multiemployer pension plans) that cover one or more Transferred Employees (each, a “CBA”) as in effect on the Closing Date. Notwithstanding anything to the contrary in this Section 6.01(h), Purchaser further agrees that the provisions of this Article VI shall be subject to any applicable provisions of a CBA in respect of Transferred Employees, to the extent such provisions are inconsistent with or otherwise in conflict with the provisions of any such CBA.

(i) Completion Bonus Agreements.  Purchaser shall, or shall cause its affiliates to, assume and honor all liabilities, obligations and commitments with respect to the Business Employees pursuant to the agreements set forth on Schedule 6.01(i), as in effect as of the Closing.

SECTION 6.02. Special U.S. Provisions. (a) Notwithstanding the provisions of Section 6.01, references to “Business Employees” and “Transferred Employees” in this Section 6.02 shall refer only to Business Employees and Transferred Employees, as the case may be, who immediately prior to the Closing are primarily based in the United States.

(b) U.S. Tax-Qualified Savings/401(k) Plan. (i) Effective as of the Closing, Purchaser or its affiliates shall have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser 401(k) Plan”). Each Transferred Employee participating in the Parent 401(k) Plan (the “Parent 401(k) Plan”) immediately prior to the Closing shall become a participant in the Purchaser 401(k) Plan as of the Closing.

(ii) Upon presentation to Parent of an opinion of Shearman & Sterling LLP or other counsel acceptable to Parent to the effect that the Purchaser 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code (provided that in giving such opinion, Shearman & Sterling LLP or such other counsel may rely on a certificate provided by Purchaser that, to Purchaser’s knowledge, no event has occurred or is reasonably expected to occur that would cause the Purchaser 401(k) Plan to cease to satisfy the requirements of Section 401(a) of the Code or cause the trust forming a part thereof to cease to satisfy the requirements of Section 501(a) of the Code), as soon as practicable after the Closing, Parent shall cause to be transferred to the Purchaser 401(k) Plan an amount equal to the account balances of the Business Employees who are participants in the Parent 401(k) Plan. Such transfer shall include any promissory notes evidencing outstanding loan balances under the Parent 401(k) Plan as of the Closing. Purchaser shall have discretion to select the investment alternatives as of immediately following the Closing that are available to participants in the Purchaser 401(k) Plan, subject to Applicable Law. Parent shall debit the account of each such Business Employee under the Parent 401(k) Plan by the amount transferred to the Purchaser 401(k) Plan, and Purchaser shall allocate the amounts transferred to the Purchaser 401(k) Plan to the accounts of such Business Employees by crediting such accounts in relative proportion to the amount debited from each such Business Employee’s account under the Parent 401(k) Plan. Purchaser shall indemnify Seller, Parent, the Parent 401(k) Plan and all fiduciaries of the Parent 401(k) Plan against all Losses arising out of or in connection with the selection of the investment alternatives under the Purchaser 401(k) Plan and the allocation of the balances transferred from the Parent 401(k) Plan to the various investment alternatives under the Purchaser 401(k) Plan to the extent that they differ from the investment alternatives provided under the Parent 401(k) Plan as of the Closing.

(iii) Following such transfer, Purchaser and/or the Purchaser 401(k) Plan shall assume all liabilities and obligations of Parent and the Other Parent Affiliates under the Parent 401(k) Plan with respect to all participants in the Parent 401(k) Plan whose balances were transferred to the Purchaser 401(k) Plan and their beneficiaries, and Parent, the Other Parent Affiliates and the Parent 401(k) Plan shall have no liabilities or obligations to provide them with benefits under the Parent 401(k) Plan following such transfer. Parent and Purchaser shall use their reasonable efforts to minimize the duration of any “blackout period” imposed in connection with the transfer of account balances from the Parent 401(k) Plan to the Purchaser 401(k) Plan.

(c) U.S. Defined Benefit Pension Plans. (i) Effective as of the Closing, each Business Employee who is a participant as of the Closing Date in Parent’s tax-qualified defined benefit plan (the “Parent Pension Plan”) shall cease participation in the Parent Pension Plan and service with any employer following the Closing shall not be taken into account for any purpose under the Parent Pension Plan; provided, however, that in the case of any Transferred Employee who has not satisfied the vesting criteria under the Parent Pension Plan as of the Closing (each, an “Unvested Transferred Employee”), such Unvested Transferred Employee shall be given credit for service with the Company and the Subsidiaries following the Closing solely for vesting purposes under the Parent Pension Plan. In the event that an Unvested Transferred Employee’s employment with Purchaser or its affiliates terminates prior to the date such Unvested Transferred Employee has satisfied the vesting criteria under the Parent Pension Plan, Purchaser shall notify Parent as soon as practicable following such Unvested Transferred Employee’s termination of employment.

(ii) Notwithstanding any provision of this Agreement to the contrary, Parent shall retain, or shall cause the Parent Pension Plan to retain, all assets and liabilities that relate to benefits accrued by the Business Employees prior to the Closing pursuant to the Parent Pension Plan and shall make payments to Business Employees with vested rights thereunder, including any Transferred Employees whose rights under the Parent Pension Plan become vested in accordance with Section 6.02(c)(i), in accordance with the terms of the Parent Pension Plan, as in effect from time to time.

(iii) Effective as of the Closing, each Business Employee who is a participant as of the Closing Date in Parent’s Pension Equalization Plan (the “PEP”) shall cease participation in the PEP and service with any employer following the Closing Date shall not be taken into account for any purpose under the PEP; provided, however, that in the case of any Transferred Employee who has not satisfied the vesting criteria under the PEP as of the Closing, such Transferred Employee shall be given credit for service with the Company and the Subsidiaries following the Closing solely for vesting purposes under the PEP.

(iv) Notwithstanding any provision of this Agreement to the contrary, Parent shall retain all liabilities, obligations and commitments with respect to the Business Employees under the PEP and shall make payments to Business Employees with vested rights thereunder in accordance with the terms and conditions of the PEP, as in effect from time to time.

(v) Notwithstanding the foregoing, all payments contemplated under this Section 6.02(c) shall be made at a time and in a manner that complies with Section 409A of the Code, to the extent applicable, and all other Applicable Laws.

(d) U.S. Welfare Benefits Matters. (i) Effective as of the Closing, Purchaser shall assume all obligations, liabilities and commitments, if any, of Parent and the Other Parent Affiliates to Business Employees and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), Sections 601 et seq. and Sections 701 et seq. of ERISA, Section 4980B and Sections 9801 et seq. of the Code and applicable state or similar Applicable Laws.

(ii) Notwithstanding any provision of this Agreement to the contrary, Purchaser shall be responsible for all claims for workers compensation benefits that are incurred prior to the Closing by Business Employees that are payable under the terms and conditions of Parent’s workers compensation programs and self-insurance programs. Purchaser shall also be responsible for all claims for workers compensation benefits that are incurred from and after the Closing by Business Employees, including with respect to claims by Business Employees who became eligible for workers compensation benefits prior to the Closing.

(iii) From and after the Closing, Purchaser shall, or shall cause its affiliates to, assume all liabilities, obligations and commitments under the Comprehensive Medical Expense Benefits Plan of Parent and its subsidiaries (the “Parent Retiree Medical Plan”) with respect to the Business Employees and their beneficiaries. From and after the Closing, Parent and the Other Parent Affiliates shall have no liabilities or obligations to provide any Business Employees and their beneficiaries with welfare benefits under the Parent Retiree Medical Plan or any other Parent Welfare Plan (except, with respect to Parent Welfare Plans other than the Parent Retiree Medical Plan, solely to the extent of any continuing coverage permitted pursuant to, and in accordance with all the terms of, the proviso set forth in Section 6.01(a)).

(e) U.S. Cafeteria Plan. (i) No later than the Closing, Purchaser shall have in effect flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser Cafeteria Plan”). Notwithstanding any provision of this Agreement to the contrary, and except as otherwise provided in Section 6.02(e)(ii), following the Closing, each Transferred Employee who participates on the Closing Date in the Parent Section 125 Plan (the “Parent Cafeteria Plan”) (each, an “FSA Participant”) shall continue to participate in the Parent Cafeteria Plan until December 31 of the year in which the Closing occurs (the period commencing on the Closing Date and ending on such date, the “FSA Participation Period”); provided that in the event any FSA Participant’s employment with Purchaser or its affiliates terminates prior to the last day of the FSA Participation Period, such FSA Participant’s participation in the Parent Cafeteria Plan shall terminate on such FSA Participant’s date of termination. Purchaser shall use its reasonable efforts to notify Parent as soon as practicable following such FSA Participant’s termination of employment. During the FSA Participation Period, Purchaser shall continue the salary reduction elections made by the FSA Participants as in effect on the Closing Date and, not later than five business days following the end of each payroll period, shall pay to Parent the amount of such salary reduction elections for the applicable payroll period. During the FSA Participation Period, each FSA Participant shall be entitled to reimbursement from such FSA Participant’s flexible spending reimbursement account under the Parent Cafeteria Plan on the same terms and conditions as would have been applicable if such FSA Participant were employed by Parent during the FSA Participation Period.

(ii) In the event that Parent notifies Purchaser not later than 15 days prior to Closing that Parent does not wish to allow the FSA Participants to continue participation in the Parent Cafeteria Plan during the FSA Participation Period, the provisions of this Section 6.02(e)(ii) shall instead apply during the FSA Participation Period. Purchaser agrees to cause the Purchaser Cafeteria Plan to accept a spin-off of the flexible spending reimbursement accounts from the Parent Cafeteria Plan and to honor and continue through the end of the FSA Participation Period the elections made by each FSA Participant under the Parent Cafeteria Plan in respect of such flexible spending reimbursement accounts that are in effect immediately prior to the Closing. As soon as practicable following the Closing Date, Parent shall cause to be transferred from the Parent Cafeteria Plan to the Purchaser Cafeteria Plan the excess, if any, of the aggregate accumulated contributions to the flexible spending reimbursement accounts made by Transferred Employees prior to the Closing during the year in which the Closing occurs over the aggregate reimbursement payouts made to the Transferred Employees prior to the Closing for such year from such accounts. If the aggregate reimbursement payouts made to Transferred Employees prior to the Closing from the flexible spending reimbursement accounts during the year in which the Closing occurs exceed the aggregate accumulated contributions to such accounts made by the Transferred Employees prior to the Closing for such year, Purchaser shall cause such excess to be transferred to Parent as soon as practicable following the Closing Date. From and after the Closing, Purchaser shall assume and be solely responsible for all claims by Transferred Employees under the Parent Cafeteria Plan, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date.

(f) Parent Key Employees’ Deferred Compensation Program. Notwithstanding any other provision of this Agreement to the contrary, Parent shall retain all liabilities, obligations and commitments with respect to the Business Employees under the Parent Key Employees’ Deferred Compensation Program (the “Deferred Compensation Program”) and shall make payments to Business Employees with vested rights thereunder promptly following the Closing, unless the timing of such payments must be delayed under the terms of the Deferred Compensation Program. In addition, promptly following the Closing and upon receipt of such documentation as Parent reasonably deems necessary, Parent shall pay to each such Business Employee an amount equal to such Business Employee’s unvested benefits under the Deferred Compensation Program (together with the value of contributions made by such Business Employee in the calendar year in which the Closing Date occurs and the value of any unvested matching contributions made by Parent in connection with the contributions made by such Business Employee in such year). Notwithstanding the foregoing, all payments described in this Section 6.02(f) shall be made at a time and in a manner that complies with Section 409A of the Code, to the extent applicable, and all other Applicable Laws.

SECTION 6.03. Special Non-U.S. Provisions. (a) References to “Business Employees” and “Transferred Employees” in this Section 6.03 shall refer only to Business Employees and Transferred Employees, as the case may be, who immediately prior to the Closing are primarily based outside the United States.

(b) Continuation of Compensation and Benefits. Notwithstanding Section 6.01(a) or any other provision of this Agreement, in the event that the Applicable Laws of any country or any applicable works council agreements or collective bargaining agreements require Purchaser or its affiliates (i) to maintain the same Terms and Conditions of Employment (as defined below) that relate to any Transferred Employee following the Closing or (ii) to continue or cause to be continued any employment contract of any Transferred Employee, in the case of clauses (i) and (ii), Purchaser shall maintain, or cause to the maintained, the same Terms and Conditions of Employment that relate to such Business Employee and/or shall continue, or cause to be continued, such Transferred Employee’s employment contract for the period required under Applicable Law. “Terms and Conditions of Employment” shall mean the rights of Transferred Employees according to their individual terms and conditions of employment with the Company, the Subsidiaries, Parent and the Other Parent Affiliates prior to the Closing and, where applicable, under collective agreements, including any collective bargaining, company or shop agreements and any arrangements based on works customs and unilateral undertakings, if and to the extent they provide to a Transferred Employee direct and enforceable causes of action against the employer.

(c) Compliance with Local Law. Purchaser and Parent agree to comply with all Applicable Laws, rules and collective agreements pertaining to the subject matter of this Article VI.

SECTION 6.04. Coal Operations Indemnification. (a) From and after the Closing, Seller and Parent shall, jointly and severally in each case, indemnify each Purchaser Indemnitee (as defined in Section 9.01(a)) against and hold it harmless from any Loss (as defined in Section 9.02(a)) suffered or incurred by such Purchaser Indemnitee to the extent arising from any obligation, liability or commitment arising from the operation by Parent or any Other Parent Affiliate (or any successor in interest) of any business other than the businesses of the Company and the Subsidiaries, including the former coal and mineral businesses or operations of Parent and any Other Parent Affiliate (or any successor in interest) and in connection with the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. § 9701, and any subsequent amendment thereto or any enactment of any new legislation by the U.S. Congress or any state of the United States relating to benefits arising from the operation by Parent or any Other Parent Affiliate of such coal and mineral businesses or operations (the “Coal Act”).

(b) Notwithstanding anything herein to the contrary, this Section 6.04 shall incorporate the provisions set forth in Section 9.06 mutatis mutandis as if such provisions were set forth herein. The obligations to indemnify and hold harmless each Purchaser Indemnitee in this Section 6.04 shall not terminate.

(c) From and after the Closing, in each instance where Parent defaults on any payment in connection with the Coal Act that but for notice or the passage of time would result in an event of default under any trust or document the purpose of which is to provide either assigned or unassigned benefits thereunder, the funds of the VEBA shall be used to satisfy such obligations if not otherwise satisfied. In the event that Parent amends the VEBA, Parent shall give prompt written notice of such amendment to Purchaser. Following the Closing, Parent shall fund the VEBA in the aggregate amount of $200,000,000, to be deposited in annual installments of $100,000,000, $50,000,000 and $50,000,000 in the 2006, 2007 and 2008 fiscal years of Parent, respectively (provided that Parent may in its discretion fund in excess of $100,000,000 in 2006 and $50,000,000 in 2007, which excess amount shall be deducted from its subsequent annual funding obligations pursuant to this sentence).

ARTICLE VII
Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation. The obligation of Purchaser to purchase and pay for the Shares and the obligation of Seller to sell the Shares to Purchaser is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Governmental Approvals. (i) All applicable waiting periods under the HSR Act shall have expired or been terminated, (ii) all applicable approvals and waiting periods under the antitrust laws of the European Union, Canada and the Republic of Korea shall have been obtained, expired or been terminated, as applicable, (iii) all applicable approvals under the Federal Transportation Regulations shall have been obtained (unless, in the case of the Federal Transportation Regulations, the consummation of the Acquisition without obtaining such approvals would not reasonably be expected to result in a Seller Material Adverse Effect, a Company Material Adverse Effect or a Purchaser Material Adverse Effect) and (iv) the approval of the German Ministry for Transport (Bundesministerium fuer Verkehr, Bau und Wohnnungswesen) pursuant to Section 65(3) of the German Budget Act shall have been obtained.

(b) No Injunctions or Restraints. No Applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

SECTION 7.02. Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase and pay for the Shares is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Seller in this Agreement and the Ancillary Agreements shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case except for breaches as to matters that (without giving effect to any limitations or qualifications as to “materiality” (including the word “material”), “Company Material Adverse Effect” or “Seller Material Adverse Effect” set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect or a Company Material Adverse Effect. Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

(b) Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

(c) Absence of Proceedings. There shall not be pending or threatened by any Governmental Entity any Proceeding (i) challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Purchaser or any of its subsidiaries in connection with the Acquisition any damages that are material in relation to Purchaser, the Company and their respective subsidiaries, taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Purchaser or any of its subsidiaries of any portion of the business or assets of Purchaser, the Company or any of their respective subsidiaries that is material in relation to Purchaser, the Company and their respective subsidiaries, taken as a whole, or to compel Purchaser, the Company or any of their respective subsidiaries to dispose of or hold separate any portion of the business or assets of Purchaser, the Company or any of their respective subsidiaries that is material in relation to Purchaser, the Company and their respective subsidiaries, taken as a whole, in each case as a result of the Acquisition or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on ability of Purchaser to acquire or hold, or exercise full rights of ownership of, the Shares, including the right to vote the Shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Purchaser or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or any Subsidiary.

(d) FIRPTA Certificate. Seller shall have delivered to Purchaser at the Closing a certificate, in form and substance reasonably satisfactory to Purchaser, certifying that the Acquisition is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

SECTION 7.03. Conditions to Obligation of Seller. The obligation of Seller to sell is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser made in this Agreement and the Ancillary Agreements shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), in each case except for breaches as to matters that (without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Purchaser Material Adverse Effect” set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(c) Absence of Proceedings. There shall not be pending or threatened by any Governmental Entity any Proceeding challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Parent or any of its subsidiaries in connection with the Acquisition any damages that are material in relation to Seller and its subsidiaries taken as whole.

SECTION 7.04. Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable efforts to cause the Closing to occur, as required by Section 5.05.

SECTION 7.05. Effect of Certain Waivers of Closing Conditions. If (i) prior to the Closing any party (the “waiving party”) has knowledge of any breach by any other party of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreement, (ii) such other party acknowledges in writing that the effect of such breach is a failure of any condition to the waiving party’s obligations set forth in this Article VII and (iii) the waiving party proceeds with the Closing, the waiving party shall be deemed to have waived such breach and the waiving party and its successors, assigns and affiliates shall not be entitled to be indemnified pursuant to Article IX, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by mutual written consent of Seller and Purchaser;

(ii) by Seller if any of the conditions set forth in Sections 7.01 or 7.03 shall have become incapable of fulfillment, and shall not have been waived by Seller;

(iii) by Purchaser if any of the conditions set forth in Sections 7.01 or 7.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

(iv) by Seller or Purchaser, if the Closing does not occur on or prior to January 31, 2006;

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b) In the event of termination by Seller or Purchaser pursuant to this Section 8.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i) all documents and other material received from Parent, any Other Parent Affiliate, the Company or any Subsidiary or their representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, shall be destroyed by Purchaser as promptly as reasonably practicable following such termination; and

(ii) all confidential information received by Purchaser with respect to the business of Parent, any Other Parent Affiliate, the Company and the Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms and conditions notwithstanding the termination of this Agreement.

SECTION 8.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.04 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it, (ii) Section 5.06 relating to certain expenses, (iii) Section 5.07 relating to finder’s fees and broker’s fees, (iv) Section 5.10 relating to publicity; and (v) Section 8.01 and this Section 8.02. Nothing in this Section 8.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreements.

SECTION 8.03. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE IX
Indemnification

SECTION 9.01. Tax Indemnification. (a) From and after the Closing, Seller and Parent, jointly and severally, shall indemnify Purchaser, its affiliates (including the Company and the Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Purchaser Indemnitees”) against and hold them harmless from (i) all liability for Taxes of the Company and/or any of its Subsidiaries for Pre-Closing Tax Periods; (ii) all liability for Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member (other than the Company or its Subsidiaries) on or prior to the Closing Date pursuant to Treasury Regulation § 1.1502-6 or any comparable provision of state, local, or foreign law or regulation; (iii) all liability for Taxes of the Company and/or any of its Subsidiaries (A) for Pre-Closing Tax Periods as a result of any breach of the representations and warranties set forth in Section 3.12, (B) for Post-Closing Tax Periods as a result of any breach of the representations and warranties set forth in Section 3.12(l) or (C) for any taxable period as a result of any breach by Seller or Parent of any covenant relating to Taxes; (iv) all liability for Taxes allocated to Seller as provided in Section 5.06(b); (v) all liability for Taxes with respect to any Subsidiary that is a controlled foreign corporation (within the meaning of Section 957(a) of the Code) imposed on Purchaser and its affiliates (including the Company or any Subsidiary) under Section 951 of the Code for the portion of the Straddle Period ending on the Closing Date, such amount determined in the manner described in Section 5.08(b)(ii); (vi) all liability for Taxes of the Company and/or any of its Subsidiaries for Post-Closing Tax Periods attributable to a Seller Tax Act or all liability for Taxes of the Company and/or any of its Subsidiaries for any taxable period attributable to a failure to comply by Parent or Seller with its obligations under this Agreement; and (vii) all liability for reasonable legal fees and out-of-pocket expenses attributable to any item in clauses (i) through (vi) above (collectively, “Indemnified Tax Liabilities”). Notwithstanding the foregoing, (i) there shall be no indemnification obligation under this Section 9.01(a) to the extent that it would duplicate recovery pursuant to any other indemnification provision of this Agreement, including this Section 9.01(a), and (ii) neither Seller nor Parent shall indemnify and hold harmless any Purchaser Indemnitee from any liability for Taxes attributable to any action increasing the amount indemnified against by Seller and Parent hereunder (including any election by Purchaser or its affiliates (including the Company or any Subsidiary) made or deemed made under Section 338 of the Code with respect to the Company or any Subsidiary) taken after the Closing by Purchaser, any of its affiliates (including the Company or any Subsidiary), or any transferee of Purchaser or any of its affiliates (other than any such action required by Applicable Law or required or contemplated by this Agreement) (a “Purchaser Tax Act”) or attributable to a breach by Purchaser of its obligations under this Agreement, but in each case, only to the extent the amount indemnified against by Seller and Parent increases as a result of such Purchaser Tax Act or such breach.

(b) Except as otherwise provided in this Agreement, from and after the Closing, Purchaser and the Company, jointly and severally, shall indemnify Seller and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Seller Indemnitees”) and hold them harmless from (i) all liability for Taxes of the Company and/or any of its Subsidiaries for any Post-Closing Tax Period; (ii) all liability for Taxes of the Company and/or any of its Subsidiaries for Pre-Closing Tax Periods attributable to a Purchaser Tax Act or all liability for Taxes of the Company and/or any of its Subsidiaries for any taxable period attributable to a failure to comply by Purchaser with its obligations under this Agreement; (iii) all liability for Taxes of the Company and/or any of its Subsidiaries for any taxable period as a result of any breach by Purchaser of any covenant relating to Taxes; (iv) all liability for Taxes allocated to Purchaser as provided in Section 5.06(b); and (v) all liability for reasonable legal fees and out-of-pocket expenses attributable to any item in clause (i) or (iv) above. Notwithstanding the foregoing,

(x) there shall be no indemnification obligation under this Section 9.01(b) to the extent that it would duplicate recovery pursuant to any other indemnification provision of this Agreement, including this Section 9.01(a), and (y) neither Purchaser nor the Company shall indemnify and hold harmless any Seller Indemnitee from any liability for Taxes attributable to any action increasing the amount indemnified against by Purchaser and the Company hereunder taken after the Closing by Parent, Seller or any of their affiliates or any transferee of Parent, Seller or any of their affiliates (other than any such action required by Applicable Law or required or contemplated by this Agreement) (a “Seller Tax Act”) or attributable to a breach by Parent or Seller of its obligations under this Agreement, but in each case, only to the extent the amount indemnified against by Purchaser and the Company increases as a result of such Seller Tax Act or such breach.

(c) Any indemnity payment to be made under this Section 9.01 shall be paid within 10 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five business days prior to the date on which the relevant Taxes are required to be paid by the indemnified Party to the relevant Taxing Authority (including as estimated Tax payments).

(d) Notwithstanding anything to the contrary set forth in this Agreement, the covenants and obligations of parties under this Section 9.01 and the other provisions of this Agreement relating to Tax matters, including the representations and warranties set forth in Section 3.12, shall survive the Closing and shall remain in full force and effect until the expiration of the statute of limitations (taking into account any applicable extension periods) for assessment of Tax plus 90 days with respect to any Taxes that would be indemnifiable by Seller, Parent, Purchaser or the Company under this Section 9.01.

SECTION 9.02. Other Indemnification by Seller. (a) From and after the Closing, Seller and Parent, jointly and severally, shall indemnify each Purchaser Indemnitee against and hold it harmless from, any loss, liability, claim, damage or expense, including reasonable legal fees and expenses, and, with respect to environmental matters, any Remedial Action at any time after the Closing Date related to Hazardous Materials (collectively, “Losses”), suffered or incurred by such Purchaser Indemnitee (other than amounts relating to Taxes, for which indemnification provisions are set forth in Section 9.01) to the extent arising from:

(i) any breach of any representation or warranty of Seller or Parent which survives the Closing contained in this Agreement, in any Ancillary Agreement or in any certificate delivered pursuant hereto;

(ii) any breach of any covenant of Seller or Parent contained in this Agreement;

(iii) any fees, expenses or other payments incurred or owed by Seller or Parent to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement;

(iv) (A) the Release of any Hazardous Material at, on, under, to or from any Company Property or any property formerly owned, leased or operated by the Company or any Subsidiary which Release occurred on or prior to the Closing (including any migration of such Hazardous Materials first Released prior to the Closing); (B) any Release of Hazardous Material in connection with the off-site transportation, arrangement for disposal or disposal of Hazardous Material by the Company or any Subsidiary prior to the Closing; (C) any human exposure to Hazardous Materials in connection with the operations of the Company or any Subsidiary prior to the Closing; (D) any non-compliance with, or violation of, any applicable Environmental Law or Environmental Permit relating to the Company, any Subsidiary or any Company Property occurring on or prior to the Closing (including any continuation of such non-compliance or violation first occurring prior to the Closing); or (E) any Environmental Claim related to any of the foregoing (all of the foregoing are collectively referred to herein as “Pre-Closing Environmental Matters”); and

(v) the Dutch Customs Litigation.

(b) Neither Seller nor Parent shall be required to indemnify any Purchaser Indemnitee, and neither of them shall have any liability:

(i) under clause (i) of Section 9.02(a) unless the aggregate of all Losses for which Seller and Parent would, but for this clause (i), be liable thereunder exceeds on a cumulative basis an amount equal to $15,000,000, and then only to the extent of any such excess; provided, however, that this clause (i) shall not apply to any claim for indemnification arising out of a breach or alleged breach of the first sentence of Section 2.01, Section 2.02, Section 2.04, the first sentence of Section 3.01, Section 3.02 (to the extent applicable to the Company) or Section 3.03;

(ii) under clause (i) of Section 9.02(a) for any Loss arising from a single occurrence or one or more substantially similar occurrences that is less than $50,000, and such items shall not be aggregated for purposes of clause (i) of this Section 9.02(b); provided, however, that this clause (ii) shall not apply to any claim for indemnification arising out of a breach or alleged breach of the first sentence of Section 2.01, Section 2.02, Section 2.04, the first sentence of Section 3.01, Section 3.02 (to the extent applicable to the Company) or Section 3.03;

(iii) under clauses (i) and (ii) of Section 9.02(a) for any breach if Section 7.05 is applicable to such breach;

(iv) under clauses (i) and (iv) of Section 9.02(a) in excess of $125,000,000 in the aggregate; provided, however, that this clause (iv) shall not apply to any claim for indemnification arising out of a breach or alleged breach of the first sentence of Section 2.01, Section 2.02, Section 2.04, the first sentence of Section 3.01, Section 3.02 (to the extent applicable to the Company) or Section 3.03; and

(v) under Section 9.02(a) to the extent the liability or obligation arises as a result of any action taken or omitted to be taken by Purchaser or any of its affiliates.

Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 9.02(b) shall not apply with respect to indemnification for Taxes, for which the indemnification provisions are set forth in Section 9.01.

(c) (i) Neither Seller nor Parent shall be required to indemnify any Purchaser Indemnitee, and neither of them shall have any liability resulting from Pre-Closing Environmental Matters under clause (iv) of Section 9.02(a):

(A) unless the aggregate of all Losses for which Seller and Parent would, but for this clause (A), be liable thereunder exceeds on a cumulative basis an amount equal to $750,000 and then only to the extent of such excess;

(B) for any Loss arising from a single occurrence or one or more substantially similar occurrences that is less than $50,000 and such items shall not be aggregated for purposes of clause (A) of this Section 9.02(c)(i);

(C) to the extent any Loss arises or results from (1) a change in use of any Company Property after the Closing from an industrial or commercial use to any non-industrial or non-commercial use, (2) contamination discovered in connection with any excavation undertaken after the Closing as part of the expansion or modification of a facility, or (3) contamination discovered after the Closing pursuant to any soil or groundwater investigation by Purchaser unless such investigation is (x) required by applicable Environmental Law or an order by a Governmental Entity, (y) performed in response to an Environmental Claim made after the Closing or (z) performed in response to a Release of Hazardous Materials occurring subsequent to the Closing;

(D) to the extent any Losses exceed the reasonable costs necessary to bring an environmental condition into compliance with the minimum standards under applicable Environmental Law or to satisfy the lowest cost alternative and reasonable requirements of an applicable Governmental Entity; and

(E) to the extent any claims for such Losses are made more than five years after the Closing Date.

(ii) Seller and Parent, on the one hand, and Purchaser, on the other hand, shall share in any indemnifiable Losses arising out of Pre-Closing Environmental Matters as set forth in the following table:

Time Period after Closing in which Claim for Pre-Closing Environmental Matter Arises	Seller and Parent Share (%)	Purchaser Share (%)
0 - 12 months	85	15
13 -24 months	70	30
25 -36 months	50	50
37 - 48 months	30	70
49 - 60 months	15	85
after 60 months	0	100

(d) Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, Purchaser acknowledges that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement and the Ancillary Agreements, the Acquisition and the other transactions contemplated hereby and thereby, the Company or any Subsidiary and their assets and liabilities shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each of Purchaser and the Company hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action it may have against Parent and Seller arising under or based upon this Agreement, any Ancillary Agreement, any document or certificate delivered in connection herewith, any Applicable Law (including any relating to environmental matters), common law or otherwise (except pursuant to the indemnification provisions set forth in Section 6.04 and in this Section 9.02), except that nothing herein shall limit the liability of Parent or Seller for fraud.

SECTION 9.03. Other Indemnification by Purchaser. From and after the Closing, Purchaser and the Company, jointly and severally, shall indemnify each Seller Indemnitee against and hold it harmless from any Loss suffered or incurred by such Seller Indemnitee (other than amounts relating to Taxes, for which indemnification provisions are set forth in Section 9.01) to the extent arising from:

(i) any breach of any representation or warranty of Purchaser which survives the Closing contained in this Agreement, in any Ancillary Agreement or in any certificate delivered pursuant hereto;

(ii) any breach of any covenant of Purchaser or the Company contained in this Agreement;

(iii) any guarantee or obligation to assure performance given or made by Parent or any affiliate of Parent with respect to any obligation of the Company or any Subsidiary that is set forth on Schedule 3.18(d) or with respect to which Purchaser has received written notice prior to Closing pursuant to Section 5.15(b), and that has not been released on or prior to Closing in accordance with Section 5.15(a);

(iv) all obligations and liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, whether arising before, on or after the Closing Date, of the Company or any Subsidiary, including any such obligations or liabilities contained in the Company Contracts or any agreement, lease, license, permit, plan or commitment that, because it fails to meet the relevant threshold amount or term, is not included within the definition of Contracts, or any Company Benefit Plan (in each case other than items which Parent or Seller has expressly agreed to pay or perform after the Closing Date pursuant to this Agreement or for which indemnification is provided under Section 9.02); and

(v) any discontinuance, suspension or modification by Purchaser or any of its affiliates on or after the Closing Date of any Assumed Benefit Plan.

SECTION 9.04. Calculation of Losses. The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. For Tax Purposes, any indemnity payment under this Agreement shall be treated as an adjustment to the consideration paid hereunder for the Shares or the relevant Foreign Shares, as the case may be, unless otherwise required by Applicable Law. The amount of the Loss arising out of any item included as a liability in calculating Closing Working Capital shall be calculated net of the amount so included. The amount of the Loss arising out of any reduction in value of any Current Asset acquired at the Closing shall be calculated by reference to the reported value of such Current Asset used in calculating Closing Working Capital.

SECTION 9.05. Termination of Indemnification. The obligations to indemnify and hold harmless any party (i) pursuant to Section 9.02(a)(i) or 9.03(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 9.07, (ii) pursuant to Section 9.02(a)(ii) or 9.03(ii) shall terminate when the applicable covenant terminates pursuant to Section 9.07, (iii) pursuant to Section 9.02(a)(iv) shall terminate five years following the Closing Date and (iv) pursuant to the other clauses of Sections 9.02 and 9.03 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 9.06 to the party to be providing the indemnification.

SECTION 9.06. Procedures. (a) Third Party Claims. Except with respect to indemnification for Taxes, which shall be governed by Section 9.06(d), in order for a person (the “indemnified party”) to be entitled to any indemnification provided for under Section 9.02 or 9.03 in respect of, arising out of or involving a claim made by any person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim within 10 business days after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that, subject to Sections 9.05 and 9.07, failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been prejudiced as a result of such failure (except that, if the indemnifying party later assumes the defense of such Third Party Claim, the indemnifying party shall not be liable for expenses incurred during the period in which the indemnified party failed to give such notice to the extent that such expenses could reasonably have been avoided had such notice been timely given). Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days’ time after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b) Assumption. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent. If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim and which releases the indemnified party completely in connection with such Third Party Claim.

(c) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 9.02 or 9.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. Subject to Sections 9.05 and 9.07, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 9.02 or 9.03, except to the extent that the indemnifying party demonstrates that it has been prejudiced by such failure. Neither Parent nor any Other Parent Affiliate shall have any obligation to undertake any Remedial Action in response to a Pre-Closing Environmental Matter.

(d) Procedures Relating to Indemnification of Tax Claims. (1) If a written claim shall be made against an indemnified party by any Taxing Authority, which, if successful, might result in an indemnity payment to any indemnified party pursuant to Section 9.01, the indemnified party shall promptly notify the indemnifying party in writing of such claim (a “Tax Claim”). If notice of a Tax Claim is not given to the indemnifying party within a sufficient period of time to allow the indemnifying party to effectively contest such Tax Claim, or in reasonable detail to apprise the indemnifying party of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the indemnifying party shall not be liable to any indemnified party to the extent that the indemnifying party’s position is materially prejudiced as a result thereof.

(2) With respect to any Tax Claim relating solely to Indemnified Tax Liabilities, Parent may participate in and, upon written notice to Purchaser, assume the defense of any such Tax Claim, at Parent’s expense. If Parent assumes such defense, (i) Parent shall have the sole discretion as to the conduct of such defense, including selection of counsel and choice of forum, and Parent may, in its sole discretion, (A) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and (B) either pay the Tax claimed and sue for a refund where Applicable Law permits such refund suits or contest the Tax Claim in any permissible manner and (ii) Purchaser shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Parent. Without limiting the foregoing, Parent shall not settle any such Tax Claim without the prior written consent of the Purchaser (such consent not to be unreasonably delayed or withheld). With respect to any Tax

Claim involving issues relating to a potential adjustment where solely Purchaser and the Company could be liable to a Seller Indemnitee, the foregoing provisions of this Section 9.06(d)(2) shall apply such that Purchaser and the Company shall be entitled to assume the defense of the Tax Claim, subject to the limitations set forth above. In the event that issues relating to a potential adjustment for which Seller and Parent are liable are required to be contested in the same Tax Claim as separate issues relating to a potential adjustment for which Purchaser and the Company are liable, Purchaser shall have the right, at its expense, to control the Tax Claim solely with respect to the latter issues.

(3) With respect to a Tax Claim involving issues relating to a potential adjustment for which both Seller and Parent, on the one hand, and Purchaser and the Company or any Subsidiary, on the other hand, could be liable, (i) both Parent and the Purchaser may participate in the Tax Claim and (ii) the Tax Claim shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods. The principle set forth in this Section 9.06(d)(3) also shall govern for purposes of deciding any issue that must be decided jointly (including choice of judicial forum) in situations in which separate issues are otherwise controlled under this Section 9.06(d) by Purchaser and Parent. Neither Purchaser nor its affiliates (including the Company and the Subsidiaries) may agree to settle any Tax Claim subject to this Section 9.06(d)(3) without the prior written consent of Parent, which consent shall not be unreasonably delayed or withheld. Neither Parent nor its affiliates may agree to settle any Tax Claim subject to this Section 9.06(d)(3) without the prior written consent of Purchaser, which consent shall not be unreasonably delayed or withheld.

(4) The parties (including the Company and the Subsidiaries) shall cooperate with each other in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and the provision of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

(e) Mitigation. Purchaser, on the one hand, and Parent and Seller, on the other hand, shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using reasonable efforts to mitigate or resolve any such claim or liability. In the event that Purchaser, on the one hand, or Parent and Seller, on the other hand, shall fail to use reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any loss, liability, claim, damage or expense that could reasonably be expected to have been avoided if Purchaser or Parent and Seller, as the case may be, had used such efforts.

SECTION 9.07. Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any document delivered in connection herewith shall survive the Closing solely for purposes of this Article IX as follows:

 (a) the representations and warranties shall terminate on the 18 month anniversary of the Closing Date; provided that (i) the representations and warranties contained in the first sentence of Section 2.01, Section 2.02, Section 2.04, the first sentence of Section 3.01, Section 3.02 (to the extent applicable to the Company), Section 3.03, the first sentence of Section 4.01 and Section 4.02 shall survive without time limitation and (ii) the representations and warranties contained in Section 3.16(b) shall not survive the Closing; (b) the covenants in Sections 1.01(a), 5.01, 5.02, 5.03, 5.05, 5.11(a) and 5.21 shall not survive the Closing; and (c) all other provisions of this Agreement shall survive indefinitely.

SECTION 9.08. No Additional Representations. Purchaser acknowledges that (i) none of Seller, Parent, the Company or any other person has made any representation or warranty, expressed or implied, as to the Company or any Subsidiary or the accuracy or completeness of any information regarding the Company and the Subsidiaries furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement, the Ancillary Agreements or the Schedules, (ii) Purchaser has not relied on any representation or warranty from Seller, Parent, the Company or any other person in determining to enter into this Agreement, except as expressly set forth in this Agreement, the Ancillary Agreements and the Schedules, and (iii) none of Seller, Parent or any other person shall have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including the Confidential Information Memorandum prepared by Morgan Stanley & Co. Incorporated dated June 2005 and any information, documents or material made available to Purchaser in any “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby except as expressly set forth in this Agreement and except that nothing herein shall limit the liability of Parent or Seller for fraud. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the assets of the Company and the Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement, the Ancillary Agreements and the Schedules.

ARTICLE X

General Provisions

SECTION 10.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party) without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign any and all of its rights or delegate its obligations hereunder, in whole or in part, to one or more of its wholly-owned subsidiaries; provided further, however, that no such assignment or delegation shall relieve Purchaser from any obligation under this Agreement. Any attempted assignment in violation of this Section 10.01 shall be void.

SECTION 10.02. No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 10.03. Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

SECTION 10.04. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, as follows:

(i)   if to Purchaser,

Deutsche Bahn AG
Legal Department
Potsdamer Platz 2
10785 Berlin
Germany
Telecopy No.: 49 30 297 61953
Attention: Dr. Christoph Bohl

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
Telecopy No.: (646) 848-7666
Attention: Peter D. Lyons; and

(ii)   if to Parent or Seller,

The Brink’s Company
1801 Bayberry Court
Richmond, VA 23226
Telecopy No.: (804) 289-9765
Attention: Austin Reed

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Telecopy No.: (212) 474-3700
Attention: Robert I. Townsend, III

SECTION 10.05. Interpretation; Exhibits and Schedules; Certain Definitions. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed in any provision, subprovision, section or subsection of any Schedule shall be deemed disclosed for all purposes of any other provision, subprovision, section or subsection to the extent such matter is disclosed in such a way as to make its relevance to the information called for by such other provision, subprovision, section or subsection readily apparent. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. For purposes of Articles II, III, IV and VII, references to the “transactions contemplated” by this Agreement shall be deemed not to refer to the Foreign Share Transactions. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b) For all purposes hereof:

“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Dutch Customs Litigation” means the excise duty assessment claim against BAX Global Netherlands referred to in Schedule 3.13(a).

“including” means including, without limitation.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Significant Customer” means any of the twenty customers accounting for the highest consolidated revenues of the Company and its Subsidiaries in the twelve months ended September 30, 2005.

“subsidiary” of any person means another person of which such first person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other comparable governing body of such person.

“VEBA” means the voluntary employees’ beneficiary association employee welfare benefits trust established by the Parent Employee Welfare Benefit Trust (f/k/a The Pittston Company Employee Welfare Benefit Trust) entered into by and between The Pittston Company, a Virginia corporation, and The Chase Manhattan Bank, as trustee as of July 28, 1999, as amended by the First Amendment of The Pittston Company Employee Welfare Benefit Trust dated as of November 1, 2001, entered into among The Pittston Company, The Chase Manhattan Bank, the trustee, and Fleetboston Bank, the successor trustee, and the Second Amendment of The Pittston Company Employee Welfare Benefit Trust, dated as of September 30, 2003, entered into by Parent, as sponsor, formerly The Pittston Company, as further amended from time to time.

(c) The following terms, when used in this Agreement, shall have the meanings assigned to such terms in the Sections set forth below:

Terms	Section

Accounting Firm	1.04(b)
Acquisition	1.01(b)
Adjusted Purchase Price	1.04(c)
Agreement	Preamble
Ancillary Agreements	2.02
Applicable Law	2.03
Assumed Benefit Plan	3.14(a)
ATI	3.10(c)
ATI Agreement	5.05(g)
Audited Financial Statements	3.05(a)
Balance Sheet	3.05(a)
Balance Sheet Principals	1.04(d)
Business Employee	3.14(a)
CBA	6.01(h)
Closing	1.02
Closing Date	1.02
Closing Date Amount	1.03(b)
Closing Net Debt	1.04(a)
Closing Working Capital	1.04(a)
Coal Act	6.04(a)
COBRA	6.02(d)
Code	3.12(a)
Company	Preamble
Company Contracts	3.09(b)
Company Information	5.04(b)
Company Intellectual Property	3.08(a)
Company Marks	5.19(a)
Company Material Adverse Effect	3.01(a)

Terms	Section
Company Property	3.07
Competitive Activities	5.12(a)
Confidentiality Agreement	5.04(a)
Consent	2.03
Contract	2.03
Current Assets	1.04(d)
Current Liabilities	1.04(d)
Deferred Compensation Program	6.02(f)
DOJ	5.05(b)
Domestic Subsidiary	3.12(j)
Environmental Claims	3.16(b)
Environmental Laws	3.16(b)
Environmental Permit	3.16(b)
ERISA	3.14(a)
Estimated Closing Net Debt	1.03(c)
Estimated Closing Statement	1.03(e)
Estimated Working Capital Adjustment	1.03(d)
Exchange Act	2.03
Federal Transportation Regulations	2.03
Financial Statements	3.05(a)
Foreign Share Transactions	1.01(a)
Foreign Shares	1.01(a)
Foreign Subsidiary	3.12(k)
FSA Participant	6.02(e)
FSA Participation Period	6.02(e)
FTC	5.05(b)
GAAP	1.04(d)
Governmental Entity	2.03
Hazardous Materials	3.16(b)
HIPPA	6.02(d)
HSR Act	2.03
indemnified party	9.06(a)
Indemnified Tax Liabilities	9.01(a)
Intellectual Property	3.08(c)
IRS	3.14(a)
Judgment	2.03
KEIP	6.01(e)
Leased Property	3.07
Liens	3.06(a)
Losses	9.02(a)
MKEP	6.01(f)
MPIP	6.01(d)
Multiemployer Plan	3.14(a)
Net Debt	1.04(d)

Terms	Section
Non-U.S. Benefit Plan	3.14(g)
Notice of Disagreement	1.04(b)
Other Parent Affiliate	3.09(c)
Owned Property	3.07
Parent	Preamble
Parent 401(k) Plan	6.02(b)
Parent Benefit Plan	3.14(a)
Parent Cafeteria Plan	6.02(e)
Parent Marks	5.19(c)
Parent Pension Plan	6.02(c)
Parent Representative	5.04(b)
Parent Retiree Medical Plan	6.02(d)
Parent SEC Reports	3.05(c)
Parent Welfare Plan	6.01(g)
PEP	6.02(c)
Permits	3.10(a)
Permitted Liens	3.06(a)
Post-Closing Tax Period	3.12(a)
Pre-Closing Environmental Matters	9.02(a)
Pre-Closing Service	6.01(b)
Pre-Closing Tax Period	3.12(a)
Proceeding	3.10(a)
property Taxes	5.08(b)
Purchase Price	1.01(c)
Purchaser	Preamble
Purchaser 401(k) Plan	6.02(b)
Purchaser Cafeteria Plan	6.02(e)
Purchaser Indemnitees	9.01(a)
Purchaser Material Adverse Effect	4.03
Purchaser Tax Act	9.01(a)
Purchaser Welfare Plans	6.01(g)
Records	5.11(a)
Release	3.16(b)
Remedial Action	3.16(b)
Seller	Preamble
Seller Indemnitees	9.01(b)
Seller Material Adverse Effect	2.03
Seller Tax Act	9.01(b)
Shares	Preamble
Statement	1.04(a)
Straddle Period	3.12(a)
Subsidiary	3.01(a)
Tax Claim	9.06(d)
Tax or Taxes	3.12(a)

Terms	Section
Tax Return or Tax Returns	3.12(a)
Taxing Authority	3.12(a)
Terms and Conditions of Employment	6.03(b)
Third Party Claim	9.06(a)
Transferred Employee	6.01(a)
Unvested Transferred Employee	6.02(c)
Voting Company Debt	3.02(a)
Waiving Party	7.05
WC Amount	1.04(c)
Working Capital	1.04(d)

SECTION 10.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 10.07. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Confidentiality Agreement.

SECTION 10.08. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 10.09. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 10.09. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. This Section 10.09 shall not apply to any dispute under Section 1.04 that is required to be decided by the Accounting Firm.

SECTION 10.10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 10.11. Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

IN WITNESS WHEREOF, Seller, Parent, the Company and Purchaser have duly executed this Agreement as of the date first written above.

BAX HOLDING COMPANY,
by
/s/ Michael T. Dan
Name: Michael T. Dan
Title: President and Chief Executive Officer

BAX GLOBAL INC.,
by
/s/ Michael T. Dan
Name: Michael T. Dan
Title: Chairman of the Board

THE BRINK’S COMPANY,
by
/s/ Michael T. Dan
Name: Michael T. Dan
Title: President and Chief Executive Officer

DEUTSCHE BAHN AG,
by
/s/ Hartmut Mehdorn
Name: Dr. Hartmut Mehdorn
Title: Chief Executive Officer Deutsche Bahn AG

by
/s/ Norbert Bensel
Name: Dr. Norbert Bensel
Title: Member of the Management Board Deutsche Bahn AG Head of Transport & Logistics

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